As filed with the Securities and Exchange Commission on April 15, 2019

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Comstock Fund, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	83-4321421 (I.R.S. Employer Identification Number)

One Corporate Center

Rye, New York 10580-1422

Telephone: (914) 921-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis J. Conroy

Chief Financial Officer

One Corporate Center

Rye, New York 10580-1422

Telephone: (914) 921-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Agnes Mullady One Corporate Center Rye, New York 10580-1422 Telephone: (914) 921-5100	Michael Rosella, Esq. Paul Hastings LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 318-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposals described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.001 per share	5,000	N/A	$1,000,000	$121.20
*	Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(1)	Represents the maximum number of shares of common stock, par value of $0.001 per share, of New Comstock Fund, Inc., a Delaware corporation (“New Comstock Fund”), that may be issuable pursuant to the reorganization of Comstock Funds, Inc. a Maryland corporation (“Comstock Fund”), with and into New Comstock Fund (the “Reorganization”), as described in the proxy statement/prospectus that forms a part of this Registration Statement, based on the number of shares of common stock of Comstock Fund outstanding at the close of business on [ ], 2019. Pursuant to the Agreement and Plan of Reorganization between Comstock Fund and New Comstock Fund, each outstanding share of Comstock Fund will be converted into one share of New Comstock Fund.

(2)	Pursuant to Rule 457 under the Securities Act of 1933, as amended and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as follows: [ ].

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act based on a rate of $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED April 15, 2019

April [●], 2019

COMSTOCK FUNDS, INC.

COMSTOCK CAPITAL VALUE FUND

One Corporate Center

Rye, New York 10580-1422

Dear Shareholders of the Comstock Capital Value Fund:

I am writing to let you know that a special meeting of shareholders (together with any adjournments or postponements thereof, the “Special Meeting”) of the Comstock Capital Value Fund (“the Fund”), a series of Comstock Funds, Inc., a Maryland corporation (the “Company”), will be held on [ ] [ ], 2019, at 4:30 pm, Eastern time, at the Company’s offices at 401 Theodore Fremd Avenue (One Corporate Center), Rye, New York 10580-1422. The purpose of the Special Meeting is to consider and vote on three proposals relating to the Fund and the Company.

The Company currently operates as a mutual fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund is the only series of stock of the Company currently outstanding. Recently, the portfolio managers for the Fund notified Gabelli Funds, LLC, the investment adviser to the Fund (the “Adviser”), that each intends to retire as the portfolio manager of the Fund. In addition, the Fund has experienced persistent and continued net outflows and, as a result, the Fund’s asset size has made it difficult to continue to operate the Fund at the current expense ratio, consistent with its investment objective and strategy.

The Adviser explored with the Board of Directors (the “Board” or the “Board of Directors”) of the Company various available alternatives, including replacing the current portfolio managers, modifying the Fund’s investment strategy, merging the Fund with another mutual fund in the Adviser’s fund complex, and liquidating and dissolving the Fund. After considering all of the information available to it, the Board determined that continuing the Fund at its current size would not be in the best interests of the Fund and the shareholders. The Board also noted that the Fund had accumulated valuable capital loss carryforwards and that the capital loss carryforwards would be lost if the Fund was liquidated. In addition, the Board also considered merging the Fund, but in light of the applicable tax rules, a merger would not allow the Fund to take full advantage of the available capital loss carryforwards because the capital loss carryforwards would potentially be restricted in a merger. Accordingly, a merger would be disadvantageous to the Fund’s shareholders. Further, the Board noted that capital loss carryforwards should be utilized for the benefit of the existing Fund shareholders, if possible. Thus, the Board carefully analyzed a proposal to change the nature of the Fund’s business from a mutual fund to that of an operating company (the “Conversion Proposal”). The Board took into consideration that under the Conversion Proposal, the Fund would have an opportunity to utilize the accumulated capital loss carryforwards for the benefit of its shareholders. The newly formed Delaware operating company (the “New Comstock Fund”) would seek to make investments in one or more operating businesses in which it would hold at least a majority voting interest, and that may provide income or an increase in value, that when sold, may be available to be offset by the accumulated capital loss carryforwards. The Board concluded that such investments may provide an opportunity to generate shareholder value by utilizing the accumulated capital loss carryforwards and would further the interests of Fund shareholders.

In analyzing the Conversion Proposal, the Board took into consideration the fact that if the Fund was to cease operating as a mutual fund, shareholders would no longer have the right to redeem their shares at the then current net asset value and shareholders would only be able to obtain liquidity for their shares if a secondary trading market develops. At this time, it is expected that shares of the New Comstock Fund would be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). Furthermore, the Adviser to the Fund would no longer manage the Fund’s assets and the Board would establish a management structure to manage the New Comstock Fund. The Board also considered the fact that even if the Fund was to convert to an operating company, there is no guarantee that the operating company will be able to make acquisitions that would generate sufficient income or realize gains in order to maximize its utilization of the accumulated capital loss carryforwards.

After careful consideration, the Board approved the Conversion Proposal. In connection with the Conversion Proposal, the Board also considered amendments to the charter of the Company to provide for the conversion of all outstanding shares of the Fund into a single new class of common stock. Additionally, the Board declared the amendment and restatement of the charter of the Company advisable (the “Amendment Proposal”).

Separately, the Board considered and approved an Agreement and Plan of Reorganization (the “Plan”), between the Company, on its own behalf and on behalf of the Fund, and the New Comstock Fund and the transactions contemplated thereby, including, among other things: (i) the transfer by the Company of all of its net assets to the New Comstock Fund in exchange solely for newly issued shares of common stock and the assumption of all of the liabilities of the Company, (ii) the distribution of such newly issued shares of common stock to the shareholders of the Fund and (iii) the liquidation and dissolution of the Company in accordance with the applicable law (the “Reorganization”). As a result of the Reorganization, shareholders of the Fund would become shareholders of the New Comstock Fund. The Reorganization is expected to occur shortly after the SEC’s approval of the Company’s and the Fund’s de-registration as an investment company. After careful consideration, the Board unanimously approved the Plan (the “Reorganization Proposal”).

The Board recommends that you vote “FOR” the Conversion Proposal, the Amendment Proposal and the Reorganization Proposal. Please review the proxy statement and other attached materials, and promptly authorize a proxy to vote your shares.

Thank you for your response and we look forward to preserving your trust as a valued shareholder.

Sincerely,

/s Bruce N. Alpert

Bruce Alpert

President

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Proposals described in this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [ ], 2019, and it will be first mailed to shareholders on or about [ ], 2019.

COMSTOCK FUNDS, INC.

COMSTOCK CAPITAL VALUE FUND

One Corporate Center

Rye, New York 10580-1422

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on [ ] [ ], 2019

Dear Shareholder,

Notice is hereby given that a special meeting of shareholders (together with any adjournments or postponements thereof, the “Special Meeting”) of the Comstock Capital Value Fund, (the “Fund”), a series of the Comstock Funds, Inc., a Maryland corporation (the “Company”), will be held on, [ ] [ ], 2019, at 4:30 p.m., Eastern time, at the Fund’s offices at One Corporate Center, Rye, New York 10580-1422, to consider and vote upon:

1.          The approval of a change in the nature of the Company’s business to cease to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and de-register as a registered investment company with the Securities and Exchange Commission (the “SEC”);

2.          The approval of the amendment to the charter of the Company to convert all outstanding shares of stock of the Fund into a single new class of common stock, as more fully described herein;

3.          The approval of the Agreement and Plan of Reorganization, between the Company, on its own behalf and on behalf of the Fund, and a newly formed Delaware corporation and the transactions contemplated thereby, including, among other things: (i) the transfer by the Company of all of its net assets to the newly formed Delaware corporation in exchange solely for newly issued shares of common stock and the assumption of all of the liabilities of the Company; (ii) the distribution of such newly issued shares of common stock to the shareholders of the Fund; and (iii) the liquidation and dissolution of the Company in accordance with the applicable law, all as more fully described herein; and

4.          Such other business, including adjournments, as may properly come before the Special Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

The close of business on [ ], 2019, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The Fund is the only outstanding series of stock of the Company.

Your vote is important. Please authorize your proxy as soon as possible to eliminate the need for additional solicitations. You may provide your voting instructions by filling out the enclosed voting instruction card and returning it to us, by calling the toll-free telephone number included on your voting instruction card or by logging on to the Internet address located on the enclosed voting instruction card and following the instructions on the website or by attending the Special Meeting and voting in person. If we do not receive your voting instructions as the Special Meeting date approaches, we may contact you to obtain your voting instructions.

By order of the Board of Directors of the Company,

/s/ Andrea R. Mango

Andrea R. Mango

Secretary

April [ ], 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [ ] [ ], 2019.

This Notice of Special Meeting, proxy statement/prospectus, and form of proxy are available at www.proxyvote.com. Shareholders should follow the online instructions to access voting instructions. The most recent Annual and Semiannual Reports for the Fund are available at www.gabelli.com and the website of the Securities and Exchange Commission at www.sec.gov. For more information, shareholders may contact the Fund at (800) GABELLI (422-3554).

INSTRUCTIONS FOR SIGNING VOTING INSTRUCTION CARDS

The following general rules for signing voting instruction cards may be of assistance to you and may avoid the time and expense involved in validating your vote if you fail to sign your voting instruction card properly.

1.	INDIVIDUAL ACCOUNT: Sign your name exactly as it appears in the registration on the voting instruction card.

2.	JOINT ACCOUNT: Either party may sign, but the name of the party signing should conform exactly to the name shown in the registration on the voting instruction card.

3.	ALL OTHER ACCOUNTS: The capacity of the individual signing the voting instruction card should be indicated unless it is reflected in the form of registration. For example:

Registration	Valid Signature
Corporate Act (1) ABC Corp. (2) ABC Corp. (3) ABC Corp. c/o John Doe, Treasurer (4) ABC Corp. Profit Sharing Plan	ABC Corp. John Doe, Treasurer John Doe John Doe, Trustee

Trust Account (1) ABC Trust (2) Jane B. Doe, Trustee u/t/d 12/28/78	Jane B. Doe, Trustee Jane B. Doe

Custodial or Estate Account (1) John B. Smith, Cust. f/b/o John B. Smith, Jr UGMA (2) Estate of John B. Smith	John B. Smith John B. Smith, Jr., Executor

INSTRUCTIONS FOR TELEPHONE/INTERNET VOTING

Instructions for authorizing your proxy to vote your shares by telephone or Internet are included with the Notice of Internet Availability of Proxy Materials and the proxy card.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus constitutes a proxy statement of Comstock Funds Inc. (the “Company”) and has been mailed to you because you are a shareholder of Comstock Capital Value Fund (the “Fund”) on the record date set by the board of directors (the “Board” or the “Board of Directors”) and were entitled to notice of a special meeting of the shareholders. Only holders of the Fund’s shares as of the record date are being asked to consider and vote at the special meeting upon the Proposals, as described herein. This proxy statement/prospectus also constitutes a prospectus of the New Comstock Fund, Inc. (the “New Comstock Fund”), which is part of the registration statement on Form S-4 filed by New Comstock Fund to register with the Securities and Exchange Commission (the “SEC”) the New Comstock Fund common stock, which the shareholders of the Fund will receive in connection with the Reorganization (as defined herein) if the Proposals are approved and the Proposals are completed.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus, including the annexes to this proxy statement/prospectus. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any jurisdiction where it is unlawful to do so. You should assume that the information contained in this proxy statement/prospectus is accurate only as of the date on the front of this proxy statement/prospectus. Our business, financial condition, results of operations, and prospects may have changed since these dates.

This proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to the Fund, New Comstock Fund, and the securities to be issued by the New Comstock Fund in connection with the Reorganization, reference is made to the registration statement, including the exhibits thereto. See the section entitled “Where You Can Find More Information.”

When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms:

•	“Board of Directors” or “Board” refers to the Company’s board of directors with respect to the period prior to the approval of the Proposals and to the New Comstock Fund’s board of directors with respect to the period after;

•	“Company”, “we”, “our” and “us” refer to Comstock Funds Inc.;
“Fund”, “we”, “our” and “us” refer to Comstock Capital Value Fund;

•	“shareholders” refers to the holders of Comstock Capital Value Fund’s shares with respect to the period prior to the approval of the reorganization and to the holders of New Comstock Fund, Inc. shares with respect to the period after the reorganization;

•	“common stock” refers to the common stock of Comstock Capital Value Fund with respect to the period prior to the reorganization and to the common stock of New Comstock Fund with respect to the period after the reorganization;

•	“special meeting” refers the special meeting of shareholders of Comstock Funds Inc., a Maryland corporation, to be held on [ ], 2019 at 4:30 pm, Eastern Time, at 401 Theodore Fremd Avenue (One Corporate Center), Rye, New York 10580-1422., including any postponement and adjournment thereof.

As used herein, the term “including” and any variation thereof, means “including without limitation.” The use of the word “or” herein is not exclusive.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus may contain statements that constitute forward-looking statements and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.

In some cases you can identify forward-looking statements by terms such as “anticipate,” “project,” “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” by the negative of these terms and by similar expressions. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond their ability to control or predict. You should not put undue reliance on any forward-looking statements. These forward-looking statements present our estimates and assumptions only as of the date of this proxy statement/prospectus.

Important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements include:

•	Our ability to achieve the benefits that we expected to achieve from our transition to a company operating businesses, including increased cash flow, reduced general and administrative expenses, and a lower cost of capital;

•	Our dependence on the operating success of the businesses we acquire and their ability to meet their obligations to us;

•	The effect of increasing regulation and enforcement on the businesses we acquire;

•	The impact of litigation and rising insurance costs on the businesses;

•	The effect of a business potentially declaring bankruptcy or becoming insolvent; and

•	The availability of, and our ability to identify, suitable acquisition opportunities, and our ability to complete such acquisitions on favorable terms.

The above list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Therefore, all forward-looking statements should be evaluated with the understanding of their inherent risk and uncertainty. Except for our ongoing obligations to disclose material information as required by U.S. federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement/prospectus.

QUESTIONS AND ANSWERS

What follows are questions that you, as a shareholder of the Comstock Capital Value Fund, may have regarding the Proposals and the special meeting and the answers to those questions. You are urged to carefully read this proxy statement/prospectus in its entirety because the information in this section may not provide all of the information that might be important to you with respect to the Proposals and the special meeting. Additional important information is contained in the annexes to this proxy statement/prospectus.

Q:	Why am I receiving this Proxy Statement/Prospectus?
A:	You are receiving this proxy statement/prospectus in connection with the Special Meeting of the Fund. The following proposals will be considered and voted upon by shareholders of the Fund:

•	Approval of a change in the nature of the Company’s business to cease to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and de-register as a registered investment company with the Securities and Exchange Commission (the “SEC”) (the “Conversion Proposal”).

•	The approval of the amendment of the charter of the Company (the “Charter Amendment”) to convert all outstanding shares of stock of the Fund into a single new class of common stock, all as more fully described herein (the “Amendment Proposal”).

•	The approval of the Agreement and Plan of Reorganization (the “Plan”), between the Company, on its own behalf and on behalf of the Fund, and a newly formed Delaware corporation (the “New Comstock Fund”) and the transactions contemplated thereby, including, among other things: (i) the transfer by the Company of all of its net assets to the New Comstock Fund in exchange solely for newly issued shares of common stock and the assumption of all of the liabilities of the Company; (ii) the distribution of such newly issued shares of common stock to the shareholders of the Fund; and (iii) the liquidation and dissolution of the Company in accordance with the applicable law (collectively, the “Reorganization”), all as more fully described herein (the “Reorganization Proposal” and, together with the Conversion Proposal and the Amendment Proposal, the “Proposals”).

Q:	Why am I being asked to vote on the Proposals?
A:	As a shareholder, you have the right to vote on major policy decisions, such as outlined in this proxy statement/prospectus. This proxy statement/prospectus explains the changes contemplated, why the Board of Directors (the “Board” or the “Board of Directors”) of the Company believes such changes are appropriate and in the best interests of the Fund and the shareholders, and what will happen to the Fund if shareholders approve the Proposals.

Q:	Why is the Board recommending this course of action?
A:	The Fund currently operates as a mutual fund registered under the 1940 Act and is the only outstanding series of stock of the Company. Recently, the portfolio managers for the Fund notified Gabelli Funds, LLC, the investment adviser to the Fund (the “Adviser”), that each intends to retire as the portfolio manager of the Fund. In addition, the Fund has experienced persistent and continued net outflows and as a result, the Fund’s asset size has made it difficult to continue to operate the Fund at the current expense ratio, consistent with its investment objective and strategy.

The Adviser explored with the Board various available alternatives, including replacing the current portfolio managers, modifying the Fund’s investment strategy, merging the Fund with another mutual fund in the Adviser’s fund complex, and liquidating and dissolving the Fund. After considering all of the information available to it, the Board determined that continuing the Fund at its current size would not be in the best interest of the Fund and its shareholders. The Board also noted that the Fund had accumulated valuable capital loss carryforwards and that the capital loss carryforwards would be lost if the Fund was liquidated. In addition, the Board also considered merging the Fund, but in light of the applicable tax rules, a merger would not allow the Fund to take full advantage of the available capital loss carryforwards because the capital loss carryforwards would potentially be restricted in a merger. Accordingly, a merger would be disadvantageous to the Fund’s shareholders. Further, the Board noted that capital loss carryforwards should be utilized for the benefit of the existing Fund shareholders, if possible. Thus, the Board carefully analyzed a proposal to change the nature of the Fund’s business from a mutual fund to that of an operating company. The Board took into consideration that under the Conversion Proposal, the Fund would have an opportunity to utilize the accumulated capital loss carryforwards for the benefit of its shareholders. The newly formed Delaware

1

operating company (the “New Comstock Fund”) would seek to make investments in one or more operating businesses in which it would hold at least a majority voting interest, and that may provide income or an increase in value, that when sold, may be available to be offset by the accumulated capital loss carryforwards. The Board concluded that such investments may provide an opportunity to generate shareholder value by utilizing the accumulated capital loss carryforwards and would further the interests of Fund shareholders.

In analyzing the Proposals, the Board took into consideration the fact that if the Fund was to cease operating as a mutual fund, shareholders would no longer have the right to redeem their shares at the then current net asset value. Furthermore, the Adviser to the Fund would no longer manage the Fund’s assets and the Board would establish a management structure to manage the New Comstock Fund. The Board also considered the fact that even if the Fund was to convert to an operating company, there is no guarantee that the New Comstock Fund will be able to make acquisitions that would generate sufficient income or realize gains in order to maximize its utilization of the accumulated capital loss carryforwards.

After careful consideration of the foregoing information, the Board, unanimously, voted to approve the Conversion Proposal.

In connection with the Conversion Proposal, the Board also considered amendments to the charter of the Company to provide for the conversion of all outstanding shares of the Fund into a single new class of common stock. After careful consideration, the Board declared the amendment and restatement of the charter of the Company advisable.

Separately, the Board considered and approved the Plan, subject to shareholder approval, whereby all of the Company’s assets would be transferred to the New Comstock Fund in exchange solely for newly issued shares of common stock and the assumption by the New Comstock Fund of all of the liabilities of the Company, (ii) the distribution of such newly issued shares of common stock to the shareholders of the Fund and (iii) the liquidation and dissolution of the Company in accordance with the applicable law (the “Reorganization”). As a result of the Reorganization, shareholders of the Fund would become shareholders of the New Comstock Fund. The Reorganization is expected to occur shortly after the SEC’s approval of the Company’s and the Fund’s de-registration as an investment company. After careful consideration, the Board unanimously approved the Reorganization Proposal.

Q:	If the Proposals are approved, what will be the Fund’s investment strategy?
A:	If the Proposals are approved, and the Fund and the Company de-register under the 1940 Act, and once the Company is reorganized into the New Comstock Fund, the New Comstock Fund will seek returns primarily from the performance of one or more operating businesses in which it would hold at least a majority voting interest and that may provide income or an increase in value, that when sold, may be available to be offset by the accumulated capital loss carryforwards. Upon approval by the shareholders and while the request for de-registration is pending with the SEC, the Adviser will manage the portfolio of investments with the objective to preserve capital. The Fund will not accept new investments and will allow redemptions during this period. During this time, the proposed management team, (as identified herein), will begin the process of identifying prospective operating businesses in which to invest to acquire a controlling interest.

If the Proposals are approved and the Fund and the Company de-register as under the 1940 Act, the New Comstock Fund will not be a passive investor but will be able to participate more directly and extensively in the management of its investments. In addition, the New Comstock Fund may continue to invest a limited percentage of its total invested assets in investment securities, so long as the extent of such investing is consistent with exclusion of the New Comstock Fund from the definition of investment company under the 1940 Act. The New Comstock Fund may also invest in U.S. government securities. There can be no assurance, however, that the New Comstock Fund will be successful in acquiring operating businesses or in producing earnings or realizing gains in order to maximize the utilization of its accumulated capital loss carryforwards, or that its participation in the management of operating businesses will be beneficial to such businesses. The federal tax rules applicable to the utilization of the accumulated capital loss carryforwards may impose further restrictions on the utilization of the capital loss carryforwards.

Q:	What are the risks associated with a conversion to an operating company?
A:	There are several risk factors associated with converting to an operating company, including the following:

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•	Limited Experience: the New Comstock Fund will have limited experience in acquiring or developing businesses. In addition, while it is expected that the New Comstock Fund will not be limited in the types of companies or industries it can invest in, it has limited experience in managing businesses and as a result, there can be no assurance that it will be able to implement its investment strategy or if implemented, that it will be successful.

•	Illiquid Investment and Concentration of Investments: Currently, Fund shareholders may redeem shares of the Fund on any day the New York Stock Exchange is open for trading, at the Fund’s then current net asset value (NAV). However, if the Proposals are approved, the Fund’s shares would no longer be redeemable at NAV and instead, shares of the New Comstock Fund would be quoted on a secondary market, at the then prevailing market price. There is no guarantee that a liquid secondary market will develop for shares of the New Comstock Fund or that the shares will trade at NAV; in fact shares of the New Comstock Fund may trade at a substantial discount to NAV.

The Fund’s current investment objective is to maximize total return, consisting of capital appreciation and current income. The Fund follows a value oriented investment strategy and seeks to achieve its investment objective by investing in equity and debt securities, money market instruments, and derivatives. The Fund may invest in, and may shift frequently among, a wide range of asset classes and market sectors. Thus, during the course of a business cycle, for example, the Fund may invest solely in equity securities, debt securities, or money market instruments, or in a combination of these classes of investments. However, if the Proposals are approved, while the request for de-registration is pending with the SEC, the Adviser will manage the portfolio of investments with the objective to preserve capital. The Fund will not accept new investments and will allow redemptions during this period. During this time, the proposed management team, (as identified herein), will begin the process of identifying prospective operating businesses in which to invest to acquire a controlling interest. Once the SEC issues the de-registration order, it is anticipated that the New Comstock Fund’s investments will be generally concentrated in a few operating businesses which may be illiquid and have limited operating histories. A failure of any such business is likely to have a material adverse effect on the New Comstock Fund and its shareholders.

It is anticipated that it may take up to three years to identify and acquire operating businesses, and there is no guarantee that the Fund’s current net assets will be sufficient to acquire operating businesses of a size that may be able to generate sufficient income or generate gains in order to maximize the utilization of its accumulated capital loss carryforwards. Further, costs associated with the acquisition of the operating businesses are likely to be higher than brokerage costs associated with acquiring stocks. It is expected that U.S. government securities will be the principal holding while the management team seeks to acquire operating businesses.

If, within three years following the closing date of the Reorganization, the New Comstock Fund cannot invest at least 75% of its net asset value in operating businesses, the New Comstock Fund will be liquidated and the net proceeds will be distributed to the shareholders.

•	Federal Tax Treatment: Currently, the Fund has qualified for and elected tax treatment as a “regulated investment company” (“RIC”) for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), which generally relieves the Fund of any liability for federal income taxes to the extent its earnings are distributed to shareholders. To so qualify, among other requirements, the Fund needs to limit its investments so that, at the close of each quarter of the taxable year, (i) not more than 25% of the market value of the Fund’s total assets are invested in the securities of a single issuer, two or more controlled issuers engaged in the same, similar, or related trades or businesses, or the securities of one or more qualified publicly-traded partnerships and (ii) with respect to 50% of the market value of its total assets at the end of each fiscal quarter, not more than 5% of the market value of its total assets are invested in the securities of a single issuer and the Fund does not own more than 10% of the outstanding voting securities of a single issuer.

If the Proposals are approved and the changes contemplated under the Proposals are implemented, the Fund would cease to be taxed as a RIC and instead would be taxed as a C-corporation. If taxed as a C-corporation for federal income tax purposes, the total net income would be subject to federal taxation

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at the corporate level at the current federal tax rate of 21%. However, dividend income received from qualifying companies would be subject to a dividends received deduction. To the extent that such income of the C-corporation is distributed to shareholders, such distributions may also be subject to taxation at the shareholder level as ordinary income (generally, dividends; however, distributions would be taxed at the long-term capital gains rate if such distributions constitute “qualified dividend income” as defined in the Code and certain holding periods and other requirements are met) or as long-term capital gains (if a return of capital exceeds the shareholder’s tax basis on shares held for longer than one year) and the New Comstock Fund would not be entitled to a deduction for such distributions, as the Fund is as a RIC. In addition, if the Fund ceases to be taxed as a RIC, it may become subject to certain state and local taxes to which it is not currently subject.

In addition, as a RIC, the Fund is required to distribute substantially all of its income each year to shareholders.  After the Fund ceases to be taxed as a RIC, it will no longer be subject to this requirement, and the determination of whether to declare dividends and make distributions, if any, to shareholders will be made by the Board of the New Comstock Fund.  Although no determination has yet been made as to the New Comstock Fund’s distribution policy, in the event the Proposals are approved, it is likely that the Board will determine that all of the New Comstock Fund’s working capital is required for its operations and that, accordingly, no distributions should be made for the foreseeable future.  In that event, and for so long as such policy is in place, shareholders would receive no current income from their investment. Although it is noted that the Fund has not made a distribution to shareholders since 2009.

Implementation of the Conversion Proposal and the Amendment Proposal and disqualification for tax treatment as a RIC is not expected itself to constitute a taxable event for the Fund or its shareholders, but there are no plans to seek a ruling from the Internal Revenue Service or an opinion from tax counsel to such effect. The Fund expects that the implementation of the Proposals will not cause it to incur the 4% nondeductible excise tax under Code Section 4982 imposed on RICs that do not make sufficient distributions in a calendar year, but there can be no assurances regarding this excise tax.

•	Management of the Fund: The Adviser currently oversees investment operations for the Fund. The Adviser is a New York limited liability company and registered investment adviser under the Investment Advisers Act of 1940, as amended, (“Advisers Act”) and serves as an investment adviser to registered investment companies with combined aggregate net assets of approximately $20.3 billion as of December 31, 2018. If the Proposals are approved and the Fund de-registers under the 1940 Act, the investment advisory agreement would be terminated and the Adviser would cease acting as an investment adviser to the Fund. Once the Fund de-registers and the Reorganization is complete, the New Comstock Fund would be managed by an operating group. At this time, it is anticipated that the operating group would be comprised of Francis J. Conroy, and Kevin Handwerker, each an affiliate of the Adviser. If the Proposals are approved, there is no guarantee that the operating group will be able to successfully implement the proposed business plan.

•	Accumulated Capital Loss Carryforwards: As previously noted, the Board took into account the Fund’s accumulated capital loss carryforwards when considering and approving the Conversion Proposal. Nonetheless, there is no guarantee that the New Comstock Fund will be able to make acquisitions that would generate sufficient income or realize gains in order to maximize its utilization of the accumulated capital loss carryforwards. The federal tax rules applicable to the utilization of the accumulated capital loss carryforwards may impose further restrictions on the utilization of the capital loss carryforwards.

•	The Fund will no longer be subject to the 1940 Act. The Fund is currently subject to extensive regulation under the 1940 Act. If the Proposals are approved and the Fund ceases to operate as a mutual fund, the Fund will no longer be subject to restrictions under the 1940 Act. For example, Section 18(f)(1) of the 1940 Act prohibits a mutual fund from issuing any class of senior security, or selling any class of senior security of which it is the issuer, except that the investment company may borrow from a bank provided that immediately after any such borrowing there is asset coverage of at least 300% for all of its borrowings. If the Proposals are approved and the Fund ceases to operate as a mutual fund, the Fund would not be subject to the 300% restriction if it determines to borrow funds.

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In addition, the 1940 Act imposes restrictions on the Fund’s ability to engage in transactions with affiliated persons, including directors and officers of the Fund, the Fund’s investment manager and its affiliates and other affiliated companies, unless such transactions are exempted by the SEC. These prohibitions generally apply to buying and selling securities and other property to or from affiliated persons; borrowing money from or lending money to affiliated persons; or participating in joint transactions or profit sharing arrangements with affiliated persons.

If the Proposals are approved and the Fund ceases to operate as a mutual fund, it will not be subject to regulatory restrictions on its ability to engage in transactions involving affiliated persons.  While such transactions may involve increased risk to shareholders as a result of the conflicts of interest involved, the ability to engage in these transactions may also provide additional flexibility in managing the New Comstock Fund’s business and to provide financial assistance to the New Comstock Fund.

Q:	Who will manage the Fund if the Proposals are approved?
A:	Once the Proposals are approved and implemented, the Fund would cease to meet the definition of investment company under the 1940 Act, and would de-register as a mutual fund. At that point, the investment advisory agreement with the Adviser will be terminated. Once the Fund de-registers and the Reorganization is complete, the New Comstock Fund would be managed by an operating group. The following individuals are expected to serve as the executive officers of the New Comstock Fund: Francis J. Conroy, and Kevin Handwerker.

Q:	Will the Fund’s expenses be affected by the proposed changes?
A:	Yes. Instead of paying an investment management fee to the Adviser, it is estimated that the New Comstock Fund will pay an administration fee of no more than $150,000 per year in connection with the management and operation of its business. The administration fee would be paid to Associated Capital Group, Inc., an affiliate of the Adviser, pursuant to an administration agreement approved by the Board. At this time, it is not anticipated that the overall expenses will increase. For your reference, included as [ ] to this proxy statement/prospectus.

Q:	What will happen in the Reorganization?
A:	As a consequence of the Reorganization:

•	the outstanding shares of the Company will convert in to the same number of shares of the New Comstock Fund;
•	you will own shares of the New Comstock Fund in the same amount and percentage as your holding in the Company immediately prior to the Reorganization; and
•	there will be no material change in the assets that are held immediately following the Reorganization.

Q:	Will the Board’s composition change if the Proposals are approved?
A:	Once the Fund ceases to meet the definition of investment company under the 1940 Act and de-registers as a mutual fund, it is anticipated that the current Directors will resign and Mario J. Gabelli, Marc Gabelli and Christopher J. Marangi will serve as directors.

Q:	Will the Fund pay for the Proxy Statement/Prospectus and related costs?
A:	No. The Adviser or an affiliate will bear the costs, fees and expenses incurred by the Fund in connection with the proxy solicitation process.

Q:	If the Proposals are approved, when will the conditions under the Proposals take effect?
A:	If the Proposals are approved it is expected that the Fund would convert its current holdings to cash and cash equivalents, de-register as an investment company and cease to operate as a mutual fund in the fourth quarter of 2019. Upon approval by the shareholders and while the request for de-registration is pending with the SEC, the Adviser will manage the portfolio of investments with the objective to preserve capital. The Fund will not accept new investments and will allow redemptions during this period. During this time, the proposed management team, (as identified herein), will begin the process of identifying prospective operating businesses in which to invest to acquire a controlling interest. Upon issuance of the de-registration order, the investment policies will cease to be effective and will no longer control the Fund’s affairs. In addition, in connection with the Reorganization, the assets will be transferred to the New

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Comstock Fund in exchange for newly issued shares of common stock, which will be distributed to the Fund’s shareholders. Thereafter, the Fund will liquidate and dissolve in accordance with the Plan.

Implementing the New Comstock Fund’s business strategy of investing in operating companies is likely to take much longer; in fact it may take several years to implement the proposed business strategy. In addition, there are no assurances that the business strategy will be successfully implemented.

Q:	If the Proposals are approved, when will the conditions under the Amendment Proposal and Reorganization Proposal take effect?
A:	If the Proposals are approved, it is expected that shortly thereafter the Company would file an amendment and restatement to its Charter in order to convert all of the outstanding shares of stock into a single new class of common stock.

With respect to the Reorganization Proposal, the Company would seek to reorganize to a Delaware corporation once it receives a de-registration order from the SEC pursuant to which it would be permitted to de-register as an investment company under the 1940 Act.

Q:	Will the Fund’s name change?
A:	Yes. The new Delaware company will be named “New Comstock Fund, Inc.”

Q:	Will the Fund’s corporate structure or my rights as a shareholder of the Fund change if the Proposals are approved?
A:	Currently, the Fund offers four separate classes of shares: Class AAA, Class A, Class C and Class I. Each class has different costs associated with buying, selling, and holding Fund shares. However, aside from the varying costs associated with each class of shares, the shareholder rights that each class of shares carries are identical. Shareholders of each class are entitled to one vote for each full share held and fractional votes for fractional shares held. All shares of the Fund have equal voting rights and are voted in the aggregate, and not by series or class, unless required otherwise by law. If the Proposals are approved, each outstanding share of each class of the Fund will be converted into a number of shares of a single new class of common stock having the same aggregate net asset value as the net asset value of the converted share. It is expected that the New Comstock Fund would offer only a single class of shares because it will no longer be necessary for the Fund to offer shares in series and classes varying by cost associated with buying, selling, and holding shares. Once the Fund de-registers under the 1940 Act and the Reorganization is complete, shares of common stock of the New Comstock Fund will not be redeemable by the shareholders and it is expected that shareholders will have limited or no liquidity in their shares for the foreseeable future.

In addition, the Reorganization Proposal is being proposed because the Board believes that a Delaware corporation form of organization offers a number of advantages over a Maryland corporation form of organization for an operating company. As a result of the advantages, the Delaware corporation form has been increasingly used by operating companies to have more flexibility with respect to their operation.

Q:	What will happen if the Proposals are not approved?
A:	All of the Proposals need to be approved by shareholders. If one of the Proposals is approved but not the others, the transaction described herein will not proceed. If the Proposals are not approved, the Board will meet with the Adviser to consider further alternatives, which may include liquidating the Fund.

Q:	What will happen if the New Comstock Fund is unsuccessful in identifying appropriate operating business investments?
A:	If, within three years following the closing date of the Reorganization, New Comstock Fund cannot invest at least 75% of its net asset value, the Board expects to propose the dissolution of the New Comstock Fund to the shareholders and, if approved by the shareholders, the New Comstock Fund will liquidate and distribute the net proceeds to the shareholders.

Q:	How does the Board recommend that I vote with respect to the Proposals?
A:	After careful consideration, the Board recommends that you vote FOR the Proposals.

Q:	How do I vote my shares?
A:	Please complete the enclosed proxy card, sign and date the card, and return the card by mail in the postage-paid envelope provided. As an alternative to voting by returning the signed and dated proxy card by

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mail, you may authorize a proxy to vote your shares by telephone or the Internet. You may also attend the Special Meeting and vote in person. To authorize a proxy to vote your shares by telephone or the Internet, please follow the instructions listed on the proxy card.

Q:	Whom should I call for additional information about the Proxy Statement/Prospectus?
A:	If you have any questions about the Proposals or need assistance voting your shares, you may call Gabelli Funds at (800) GABELLI (422-3554).

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the Proposals fully and for a more complete description of the legal terms of each Proposal, you should carefully read this entire joint proxy statement/prospectus and the other documents to which you are referred.

The Companies

Comstock Funds, Inc.

Comstock Capital Value Fund

One Corporate Center

Rye, New York 10580-1422

The Comstock Capital Value Fund is a mutual fund and is the only series of the Comstock Funds, Inc., a Maryland corporation (the “Company”).

New Comstock Fund, Inc.

One Corporate Center

Rye, New York 10580-1422

The New Comstock Fund Inc. is a newly formed Delaware corporation, which currently has no operations or assets. It has not engaged in any business or other activities other than in connection with the Reorganization Proposal.

General

Background

The Conversion Proposal relates to the Company ceasing to be an investment company including, converting its current holdings to cash and cash equivalents, and de-registering as an investment company with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).  By voting FOR the Conversion Proposal, you will be agreeing to a plan to operate businesses directly or through companies in which the New Comstock Fund has at least a majority voting interest, and to the Company and Fund seeking approval of the SEC to de-register as an investment company under the 1940 Act.  If the Proposals are approved, it is intended that shares of the New Comstock Fund will trade on a secondary market as a single class of common stock. At this time, it is expected that shares of the New Comstock Fund would be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

Currently, the Fund offers four separate classes of shares: Class AAA, Class A, Class C and Class I. Each class has different costs associated with buying, selling, and holding Fund shares. However, aside from the varying costs associated with each class of shares, the shareholder rights that each class of shares carries are identical. Shareholders of each class are entitled to one vote for each full share held and fractional votes for fractional shares held. All shares of the Fund have equal voting rights and are voted in the aggregate, and not by series or class, unless required otherwise by law. If the Proposals are approved, each outstanding share of each class of the Fund will be converted into a number of shares of a single new class of common stock having the same aggregate net asset value as the net asset value of the converted share. It is expected that the New Comstock Fund would offer only a single class of shares because it will no longer be necessary for it to offer shares in series and classes varying by cost associated with buying, selling, and holding shares.

The board of directors (the “Board” or the “Board of Directors”) also considered and approved an Agreement and Plan of Reorganization (the “Plan”), between the Company, on its own behalf and on behalf of the Fund, and the New Comstock Fund and the transactions contemplated thereby, including, among other things: (i) the transfer by the Company of all of its net assets to the New Comstock Fund in exchange solely for newly issued shares of common stock and the assumption of all of the liabilities of the Company, (ii) the distribution of such newly issued shares of common stock to the shareholders of the Fund and (iii) the liquidation and dissolution of the Company in accordance with the applicable law (the “Reorganization”). As a result of the Reorganization, shareholders of the Fund would become shareholders of the New Comstock Fund. The Reorganization is expected to occur shortly after the SEC’s approval of the Company’s and the Fund’s de-registration as an investment company. After careful consideration, the Board unanimously approved the Plan (the “Reorganization Proposal”).

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If the Proposals are approved, shareholders will have fundamentally changed the nature of their investments and their rights will be different from their current rights as shareholders of the Fund. These changes may entail greater risks that could adversely affect the frequency and amount of distributions made to shareholders, the value of the New Comstock Fund’s shares, its regulatory and disclosure obligations, its exposure to interest rate fluctuations and the types and degree of leverage it uses. Additionally, changes will occur as a result of implementation of the Proposals that will affect the financial condition and results of operations of the New Comstock Fund.

Reasons for the Proposals

The Company currently operates as a mutual fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund is the only series of stock of the Company currently outstanding. Recently, the portfolio managers for the Fund notified Gabelli Funds, LLC, the investment adviser to the Fund (the “Adviser”), that each intends to retire as the portfolio manager of the Fund. In addition, the Fund has experienced persistent and continued net outflows and, as a result, the Fund’s asset size has made it difficult to continue to operate the Fund at the current expense ratio, consistent with its investment objective and strategy.

The Adviser explored with the Board of the Company various available alternatives, including replacing the current portfolio managers, modifying the Fund’s investment strategy, merging the Fund with another mutual fund in the Adviser’s fund complex, and liquidating and dissolving the Fund. After considering all of the information available to it, the Board determined that continuing the Fund at its current size would not be in the best interests of the Fund and the shareholders. The Board also noted that the Fund had accumulated valuable capital loss carryforwards and that the capital loss carryforwards would be lost if the Fund was liquidated. In addition, the Board also considered merging the Fund, but in light of the applicable tax rules, a merger would not allow the Fund to take full advantage of the available capital loss carryforwards because the capital loss carryforwards would potentially be restricted in a merger. Accordingly, a merger would be disadvantageous to the Fund’s shareholders. Further, the Board noted that capital loss carryforwards should be utilized for the benefit of the existing Fund shareholders, if possible. Thus, the Board carefully analyzed a proposal to change the nature of the Fund’s business from a mutual fund to that of an operating company (the “Conversion Proposal”). The Board took into consideration that under the Conversion Proposal, the Fund would have an opportunity to utilize the accumulated capital loss carryforwards for the benefit of its shareholders. The newly formed Delaware operating company (the “New Comstock Fund”) would seek to make investments in one or more operating businesses in which it would hold at least a majority voting interest, and that may provide income or an increase in value, that when sold, may be available to be offset by the accumulated capital loss carryforwards. The Board concluded that such investments may provide an opportunity to generate shareholder value by utilizing the accumulated capital loss carryforwards and would further the interests of Fund shareholders.

In analyzing the Conversion Proposal, the Board took into consideration the fact that if the Fund was to cease operating as a mutual fund, shareholders would no longer have the right to redeem their shares at the then current net asset value and shareholders would only be able to obtain liquidity for their shares if a secondary trading market develops. At this time, it is expected that shares of the New Comstock Fund would be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). Furthermore, the Adviser to the Fund would no longer manage the Fund’s assets and the Board would establish a management structure to manage the New Comstock Fund. The Board also considered the fact that even if the Fund was to convert to an operating company, there is no guarantee that the New Comstock Fund Company will be able to make acquisitions that would generate sufficient income or realize gains in order to maximize its utilization of the accumulated capital loss carryforwards.

As described above, because the current share class structure has been set up for a mutual fund and if the Proposals are approved, it will no longer be necessary to have the varying share classes, the Board approved that each outstanding share of each class of the Fund should be converted into a number of shares of a single new class of common stock having the same aggregate net asset value as the net asset value of the converted share. It is expected that the New Comstock Fund would offer only a single class of shares because it will no longer be necessary for the New Comstock Fund to offer shares in series and classes varying by cost associated with buying, selling, and holding shares.

Finally, as described above, because the Board believes that the Delaware corporate form is the appropriate structure for an operating company, the Board approved the Plan and the Reorganization Proposal. Delaware corporate form is preferred for operating companies and would provide more flexibility with respect to the operation of the New Comstock Fund, which should lead to greater operating efficiencies, greater certainty regarding obligations of the New Comstock Fund and its Board, and greater flexibility in structuring shareholder voting rights and shareholder meetings.

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Certain Information Regarding Directors and Officers (see page 55)

If the Proposals are approved, it is anticipated that the current Directors will resign and Mario J. Gabelli, Marc Gabelli and Christopher J. Marangi will serve as directors. If the Proposals are approved and the Fund de-registers under the 1940 Act, the investment advisory agreement would be terminated and the Adviser would cease acting as an investment adviser to the Fund. Once the Fund de-registers and the Reorganization is complete, the New Comstock Fund would be managed by an operating group. At this time, it is anticipated that the operating group would be comprised of Francis J. Conroy, and Kevin Handwerker, each an affiliate of the Adviser.

Interests of Directors and Executive Officers in the Proposals (see page 59)

Certain of the directors and executive officers own shares of the Company and, to that extent, their interest are the same as that of the other holders of shares of Company.

Comparison of Rights of Shareholders of the Company and the New Comstock Fund (see page 40)

The rights of shareholders of the Company are currently governed by Maryland General Corporation Law (the “MGCL”), the Company’s Charter and Bylaws. If the Reorganization is approved by the shareholders of the Company and the Reorganization is completed, then the shareholders of the Company will become shareholders of the New Comstock Fund and their rights will be governed by the Delaware General Corporation Law (the “DGCL”), Delaware Charter and Bylaws (collectively “Delaware Organizational Documents”). As described herein, some important differences exist between the MGCL and DGCL.

The major difference between the rights of shareholders of the Company and shareholders of the New Comstock Fund is that shareholders of the New Comstock Fund will be subject to ownership restrictions. Specifically, the Delaware Organizational Documents will restrict any person from attempting to purchase or otherwise acquire (an “Acquisition”), without the Board’s prior approval, any direct or indirect interest in the shares (or, if issued in the future, options, warrants, or other rights to acquire shares or securities convertible or exchangeable into them), if the Acquisition would either (1) cause the person to own (within the meaning of Section 382) more than 4.99% of the shares (any such person being referred to as a “Restricted Holder,” and such shares greater than 4.99% being referred to as “Excess Shares”) or (2) increase the percentage of the shares a Restricted Holder owns.  For purposes of determining the existence and identity of, and the amount of shares owned by, any shareholder, the New Comstock Fund is entitled to rely conclusively on, in addition to its actual knowledge of the ownership of its shares, the existence and absence of filings of Schedules 13D and 13G (or any similar schedules) as of any date.

Material U.S. Federal Income Tax Consequences of the Reorganization (see page 51)

It is the condition of the Reorganization that the Company will receive an opinion from the tax counsel to the effect that the Reorganization will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a)(1)(F) of the Code. Accordingly, for U.S. federal income tax purposes, it is expected that:

•	no gain or loss will be recognized as a result of the Reorganization;
•	with respect to the exchange of shares of the Company common stock for New Comstock Fund common stock:

o	shareholders will not recognize gain or loss upon the exchange of their shares of the Company’s common stock for New Comstock Fund common stock;
o	the tax basis of the shares of New Comstock Fund common stock that shareholders will receive pursuant to the Reorganization in the aggregate will be the same as such shareholder’s adjusted tax basis in the shares of the Company common stock being exchanged in the Reorganization; and
o	the holding period of shares of the New Comstock Fund common stock that shareholders will receive pursuant to the Reorganization will include the holding period with respect to the shares of the Company common stock being exchanged in the Reorganization.

The U.S. federal income tax treatment of holders of the Company’s common stock, and New Comstock Fund common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of common stock may depend on that holder’s particular tax circumstances. Shareholders should consult their tax advisor regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, in light of

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their particular investment in, or tax circumstances of acquiring, holding, exchanging or otherwise disposing of, the Company common stock, or New Comstock Fund common stock.

Recommendation of the Board of Directors

The Board of Directors also unanimously recommends that all holders of the Company common stock vote in favor of each Proposal.

Date, Time, Place and Purpose of Special Meeting

The special meeting will be held on [                    ], 2019 at 4:30 pm, Easter time, at the Company’s offices at 401 Theodore Fremd Avenue (One Corporate Center), Rye, New York 10580-1422.

Shareholders Entitled to Vote

The Board of Directors has fixed the close of business on [ ], 2019 as the record date for the determination of holders of record of Company common stock entitled to receive notice of, and to vote those shares by proxy or at, the special meeting. As of [ ], 2019, there were [ ] shares of common stock outstanding and entitled to vote and [ ] holders of record.

Vote Required (see page 18)

Approval of the Conversion Proposal requires the affirmative vote of the holders of a “majority of the outstanding voting securities” as such term is defined in the 1940 Act, which means the vote, at the Special Meeting of the Fund (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding votes of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding votes of the Fund, whichever is the less. The approval of the Amendment and the Reorganization Proposal, each require the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter. In the event that the necessary quorum to transact business is not obtained or if a quorum is present but sufficient votes to approve the Proposals are not received at the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting, in accordance with applicable law, to permit further solicitation of proxies with respect to the Proposals. The persons named as proxies will vote the proxies including abstentions and proxies containing broker non-votes, if any, in favor of adjournment if they determine additional solicitation is warranted and in the interests of the Fund. The chairman of the Special Meeting may also adjourn the Special Meeting without a shareholder vote.

No Dissenters’ Rights

Under the MGCL, shareholders will not be entitled to any statutory dissenters’ rights in connection with the Proposals.

Securities Owned by the Directors and Officers (see page 59)

As of [ ], 2019, the directors and executive officers of the Company and their affiliates owned and were entitled to vote [            ] shares of the Company’s share, or [    ]% of the shares outstanding on that date entitled to vote with respect to each of the Proposals. We currently expect that each director and executive officer of the Company will vote their shares of “FOR” approval of each Proposal.

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Historical Market Price of the Company’s Shares

Not applicable. The Company is a mutual fund, its shares do not trade on an exchange. New Comstock Fund is a newly organized Delaware corporation, its shares do not have a secondary market.

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RISK FACTORS

In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, shareholders should consider carefully the matters described below in determining whether to approve the Proposals.

Entry into New Businesses

Becoming an operating company would allow the New Comstock Fund to acquire or develop, directly or through one or more subsidiaries, businesses in which the New Comstock Fund has no experience or operating history.  There can be no assurance that the New Comstock Fund will be able to implement its proposed business plans or, if implemented, that they would be successful.

Concentration and Illiquidity

New Comstock Fund’s assets may be invested in relatively few companies to be owned as operating companies and/or assets that are not securities.  At present, substantially all of the Fund’s assets are comprised of cash and cash equivalents with the exception of a small percentage of certain investment securities.

The strategy to be pursued by the New Comstock Fund following the approval of the Proposals and the completion of the Reorganization would involve acquiring one or more operating businesses and/or assets that are not securities and, to the extent permitted without being required to register as an investment company under the 1940 Act, securities, all of which may be less liquid than publicly traded securities. .

The failure of the business or businesses the New Comstock Fund acquires or operates could have a significant adverse effect on the New Comstock Fund and its shareholders.  The investment return to shareholders would be, in part, dependent upon the performance of one or a few operating businesses or assets that are not securities rather than a diversified portfolio of investment securities.  Additionally, the New Comstock Fund could be more susceptible to economic and political developments than is currently the case.  In addition to the general risks of concentration, there are specific risks attributable to concentration in the industries in which the New Comstock Fund may focus.  The New Comstock Fund has not yet identified any specific industries or operating businesses in which it will focus its operations following the de-registration.

New Comstock Fund may be unable to promptly sell one or more of the operating businesses in response to changing economic, financial and investment conditions. The New Comstock Fund cannot predict whether it will be able to sell any businesses for the price or on the terms set by it or whether any price or other terms offered by a prospective purchaser would be acceptable to it. New Comstock Fund may be required to expend funds to correct defects or to make improvements to an operating business before it can be sold. The New Comstock Fund cannot give assurances that it will have funds available to correct those defects or to make those improvements. In acquiring an operating business, the New Comstock Fund may agree to transfer restrictions that materially restrict it from selling that business for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that business. These transfer restrictions may impede the New Comstock Fund’s ability to sell a business even if it deems it necessary or appropriate. New Comstock Fund may also have joint venture investments in certain of its businesses and, consequently, its ability to control decisions relating to such businesses may be limited.

Increased Exposure to Portfolio Risk

Following the approval of the Proposals and the de-registration as a registered investment company, current investment policy would change and the New Comstock Fund would no longer be required to invest any portion of its portfolio consistent with the current investment policy.  Therefore, the New Comstock Fund could be subject to a greater degree of risk with respect to the financial stability and business operations of the business or businesses, which the New Comstock Fund may acquire.

There continues to be economic uncertainty, both domestically and globally. Continued concerns about the systemic impact of inflation, continuing economic issues in various European Union countries, energy costs, geopolitical issues, the availability and cost of credit and other macro-economic factors have contributed to increased market volatility and diminished expectations for the global economy and increased market uncertainty and instability. Turbulence in U.S. and international markets may adversely affect the New Comstock Fund’s financial condition, and the financial condition of investors. If these

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market conditions continue, they may have an adverse effect on the New Comstock Fund’s financial condition and results of its operations.

Trading in the Fund’s shares may become illiquid and volatile following de-registration

Investors can currently purchase or redeem shares of the Fund daily at the Fund’s net asset value.  If the Proposals are approved and the Company is successful in de-registering as a registered investment company, it will no longer operate as an investment company and its share will likely trade based on the New Comstock Fund’s operating performance, prospects, market factors and other factors investors consider when evaluating operating and holding companies, rather than based on net asset values.  Accordingly, the Fund’s shares may become illiquid and trade less frequently with more volatility than in the past. In addition, at this time, it is expected that shares of the New Comstock Fund would be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

The Fund does not expect to pay dividends following de-registration and expects to conserve its cash to fund its proposed operations

As a regulated investment company (RIC) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the Fund is required to distribute to its shareholders on an annual basis at least 90% of its ordinary income and realized short-term capital gains in excess of realized short-term capital losses, if any.  If the Proposals are approved, New Comstock Fund will not seek to qualify as a RIC and it intends to use its assets to acquire a controlling interest in one or more operating businesses and/or acquire assets that are not securities and, thereafter, to fund its operating businesses.  As a result, it is expected that the New Comstock Fund will not pay dividends following the proposed de-registration.  Accordingly, shareholders must rely on sales of their shares as the only way to realize a return on their investment and such return may be negative.

Federal Income Tax Treatment

The Fund has qualified for and elected tax treatment under subchapter M of the Code as a RIC. A RIC, unlike an ordinary corporation, pays no federal income taxes on that portion of its annual income distributed to shareholders, provided that at least 90% of such income is so distributed.  As a consequence of this special tax treatment, a RIC is required to act largely as a passive investment vehicle, limited in its scope of permissible investments and in its ability to manage directly such investments.

Following the approval of the Proposals and the commensurate change in the business to that of an operating company, the New Comstock Fund would cease to be taxed as a RIC and instead would be taxed as a C-corporation.

If taxed as a C-corporation for federal income tax purposes, the total net income would be subject to federal taxation at the corporate level at the current federal tax rate of 21%.  To the extent that such income is distributed to shareholders, these distributions may also subject to taxation at the shareholder level as ordinary income (generally, dividends; however, distributions would be taxed at the long-term capital gains rate if such distributions constitute “qualified dividend income” as defined in the Code and certain holding periods and other requirements are met) or as long-term capital gains (if a return of capital exceeds the shareholder’s tax basis on shares held for longer than one year) and the New Comstock Fund gets no deduction for such distributions.  In addition, if it ceases to be taxed as a RIC, it may become subject to certain state and local taxes to which it is not currently subject.

In addition, as a RIC, the Fund is required to distribute substantially all of its income each year to shareholders.  After it ceases to be taxed as a RIC, it will no longer be subject to this requirement, and the determination of whether to make distributions, if any, to shareholders will be made by the Board.  Although no determination has yet been made as to the New Comstock Fund’s distribution policy, in the event these Proposals are approved, it is likely that the Board will determine that all of the working capital is required for its operations and that, accordingly, no distributions should be made for the foreseeable future.  In that event, and for so long as such policy is in place, shareholders would receive no current income from their investment.

Many changes to tax law have recently been made pursuant to tax legislation signed into law on December 22, 2017 (the “2017 Tax Act”). The exact impact that the 2017 Tax Act will have on the New Comstock Fund and on each prospective investor is uncertain. Further changes to tax law could be made and many Treasury regulations are expected to be promulgated with respect to the 2017 Tax Act which could have unexpected effects on the tax treatment of an investment in the New Comstock Fund, including potentially with retroactive effect. Among the many changes, the 2017 Tax Act reduced the federal corporate income tax rate to 21% and included a new provision that requires certain accrual method taxpayers to include

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amounts in income no later than the time such amounts are reflected on certain financial statements. Prospective investors should consult with their tax advisors regarding the impact of this new provision.

Procedures after Shareholder Approval

Following shareholder approval of the Proposals, the Company intends to apply to the SEC for an order under Section 8(f) of the 1940 Act declaring that it has ceased to be an investment company and that its registration statement is no longer in effect, at such time as the Board determines it is appropriate and in the best interest of the Company.  The Company will continue to operate as a RIC until the de-registration is effected. After reviewing the application, the SEC can require the Company to supply additional information, which may result in one or more amendments to the application.  The SEC can on its own motion or on the motion of any interested party order a public hearing on the application.  It cannot be stated with certainty whether or when the SEC will grant the application, and it is anticipated that it would take approximately three to four months from the date of filing to obtain a de-registration order.

If the Proposals are approved and if, as a result of a change in the nature of the operations the SEC should approve de-registration under Section 8(f) of the 1940 Act, shareholders would no longer have the benefit of the significant regulatory protections provided by the 1940 Act.

Effects of the de-registration. As a registered investment company, the Fund is subject to extensive regulation under the 1940 Act.  The 1940 Act, among other things:

•	regulates the composition of the Board and requires annual approval by the Board of the investment advisory agreement, distribution agreement and plans of distribution under Rule 12b-1 under the 1940 Act;

•	regulates the capital structure of the Fund by limiting the issuance of senior equity and debt securities and limiting the issuance of stock options, rights, and warrants;

•	prohibits certain transactions between the Fund and affiliated persons, including directors and officers of the Fund or affiliated companies;

•	regulates the issuance of common stock at less than NAV;

•	regulates the form, content, and frequency of financial reports to shareholders;

•	requires the Fund to report its assets at their fair value rather than at cost in financial reports;

•	requires that the Fund file with the SEC periodic reports designed to disclose compliance with the 1940 Act and to present other financial information;

•	prohibits the Fund from changing the nature of its business or fundamental investment policies without the prior approval of its shareholders;

•	prohibits pyramiding of investment companies and the cross ownership of securities;

•	provides for the custody of securities and bonding of certain employees;

•	prohibits voting trusts;

•	provides that no securities may be issued for services or for property other than cash or securities except as a dividend or a distribution to security holders or in connection with a reorganization;

•	regulates the manner in which repurchases of shares may be effected;

•	regulates plans of reorganization;

•	provides for enforcement by the SEC of the 1940 Act through administrative proceedings and court actions; and

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•	creates a right in private persons to bring certain actions in Federal courts to enforce compliance with the 1940 Act. Upon de-registration, the Company would no longer be subject to the foregoing regulations, all of which are designed to protect the interests of the shareholders.

Upon approval by the shareholders and while the request for de-registration is pending with the SEC, the Adviser will manage the portfolio of investments with the objective to preserve capital. The Fund will not accept new investments and will allow redemptions during this period. During this time, the proposed management team, (as identified herein), will begin the process of identifying prospective operating businesses in which to invest to acquire a controlling interest. Upon issuance of an order of de-registration, the investment policies will cease to be effective and will no longer control the Fund’s affairs.

Utilization of the Capital Loss Carryforwards

As noted herein, the Fund has accumulated significant capital loss carryforwards and that the capital loss carryforwards would be lost if the Fund was liquidated. The New Comstock Fund would seek to make investments in one or more operating businesses in which it would hold at least a majority voting interest, and that may provide income or an increase in value, that when sold, may be available to be offset by the accumulated capital loss carryforwards. There can be no assurance, however, that the New Comstock Fund will be successful in acquiring operating businesses or in producing earnings or realizing gains in order to maximize the utilization of its accumulated capital loss carryforwards, or that its participation in the management of operating businesses will be beneficial to such businesses. The federal tax rules applicable to the utilization of the accumulated capital loss carryforwards may impose further restrictions on the utilization of the capital loss carryforwards. In addition, capital loss carryforwards have a limited life and generally expire after five years and, can only be offset against capital gains. As a result, operating businesses that the New Comstock Fund acquires need to be able to generate capital gains as opposed to operating income in order to offset the capital loss carryforwards. This may affect the investable universe for the New Comstock Fund.

If the Proposals are approved, the New Comstock Fund will have substantial capital loss carryforwards under Section 1212 of the Code from previous taxable years to offset future capital gains. These capital loss carryforwards will be significant assets of the New Comstock Fund, which will succeed to the capital loss carryforwards if the Reorganization is approved and consummated, that could translate into significant future tax savings for the New Comstock Fund and its shareholders. However, Sections 382 and 383 of the Code (collectively, “Section 382”) would limit the New Comstock Fund’s ability to use the capital loss carryforwards fully if it experienced an “ownership change.” To reduce the risk of that occurring, New Comstock Fund’s Delaware Organizational Documents contain provisions that are designed to prevent an ownership change from taking place without the directors’ prior approval by limiting the ability of persons to beneficially own more than 4.99% of the outstanding shares. These provisions, however, could have an anti-takeover effect, or limit the ability of certain shareholders to influence management of the New Comstock Fund.

The New Comstock Fund may be unable to complete acquisitions that would grow its business

The New Comstock Fund expects to make future acquisitions of operating businesses.  New Comstock Fund may not be successful in identifying and consummating suitable acquisitions that meet its criteria, which may impede its growth. New Comstock Fund may encounter competition when it seeks to acquire operating businesses.  Should the New Comstock Fund pay higher prices for operating businesses or other assets, its profitability may be reduced.  New Comstock Fund’s ability to acquire operating businesses on favorable terms may be constrained by the following additional risks:

•	The inability to achieve satisfactory completion of due diligence investigations and other customary closing conditions;

•	The consideration paid for operating businesses may exceed their value. Due to competition, New Comstock Fund seeks to acquire or otherwise, the consideration paid for certain operating businesses may exceed their value;

•	New Comstock Fund may spend more than the time and amounts budgeted to make necessary acquisitions; and

•	New Comstock Fund may acquire operating businesses subject to liabilities. New Comstock Fund may acquire businesses subject to liabilities without any recourse, or with only limited recourse, with respect to unknown liabilities.

New Comstock Fund may fail to successfully integrate and operate acquired businesses

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As the New Comstock Fund acquires operating businesses, it will be required to integrate them into its then existing portfolio.  An operating business may turn out to be less compatible with the New Comstock Fund’s growth strategy than originally anticipated, may cause disruptions in its operations or may divert management’s attention away from day-to-day operations, which could impair its results of operations.

Delays in acquisitions of operating businesses may adversely affect your investment

The New Comstock Fund may encounter delays in the selection, or acquisition, of operating businesses which could adversely affect returns to shareholders.  Shareholders could suffer delays in the distribution of cash dividends, if any, attributable to any such businesses.

The ownership restrictions may prevent or restrict shareholders from acquiring or transferring shares of the New Comstock Fund common stock

The Delaware Organizational Documents generally will restrict any person from attempting to purchase or otherwise acquire (an “Acquisition”), without the Board’s prior approval, any direct or indirect interest in the shares (or, if issued in the future, options, warrants, or other rights to acquire shares or securities convertible or exchangeable into them), if the Acquisition would either (1) cause the person to own (within the meaning of Section 382) more than 4.99% of the shares (any such person being referred to as a “Restricted Holder,” and such shares greater than 4.99% being referred to as “Excess Shares”) or (2) increase the percentage of the shares a Restricted Holder owns.  For purposes of determining the existence and identity of, and the amount of shares owned by, any shareholder, the New Comstock Fund is entitled to rely conclusively on, in addition to its actual knowledge of the ownership of its shares, the existence and absence of filings of Schedules 13D and 13G (or any similar schedules) as of any date.

In seeking to enforce more effectively the foregoing acquisition restrictions, the Delaware Organizational Documents also provide that a Restricted Holder will be required, prior to the date of any proposed Acquisition of Excess Shares, to request in writing (a “Request”) that the Board of Directors review and authorize the proposed Acquisition.  Any determination made by the Board of Directors whether to authorize a proposed Acquisition of Excess Shares will be made in their sole discretion and judgment.  Any person who makes a Request will be required to reimburse the New Comstock Fund for all reasonable costs and expenses incurred in making that determination.

The Delaware Organizational Documents provide that any Acquisition attempted to be made in violation of the Share Limitations will be null and void ab initio to the fullest extent permitted by law and contains detailed terms that seek to achieve that result.  They also provide that any person who knowingly violates the Share Limitations, or any persons in the same control group with such a person, shall be liable for, and shall indemnify and hold harmless against, any and all damages suffered as a result of the violation, including damages resulting from a reduction in or elimination of the ability to use the capital loss carryforwards and attorneys’ and auditors’ fees incurred in connection with such violation.

A prolonged economic slowdown could adversely impact the results of operations of the operating businesses

We believe the risks associated with our investments will be more acute during periods of economic slowdown or recession due to the adverse impact caused by various factors, including inflation, deflation, increased unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, market volatility and weakened business and consumer confidence. This difficult operating environment caused by an economic slowdown or recession could have an adverse impact on the ability of the operating businesses to operate profitably, which is likely to harm their financial condition.

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VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Board of Directors for use at the special meeting of shareholders to be held on [                    ], 2019, or any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held on [                    ], 2019 at 4:30 pm, Eastern time at 401 Theodore Fremd Avenue (One Corporate Center), Rye, New York 10580-1422.

Purpose of the Special Meeting

The purposes of the special meeting are:

1.	The approval of a change in the nature of the Company’s business to cease to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and de-register as a registered investment company with the Securities and Exchange Commission (the “SEC”);

2.	The approval of the amendment to the charter of the Company to convert all outstanding shares of stock of the Fund into a single new class of common stock, as more fully described herein;

3.	The approval of the Agreement and Plan of Reorganization, between the Company, on its own behalf and on behalf of the Fund, and a newly formed Delaware corporation and the transactions contemplated thereby, including, among other things: (i) the transfer by the Company of all of its net assets to the newly formed Delaware corporation in exchange solely for newly issued shares of common stock and the assumption of all of the liabilities of the Company; (ii) the distribution of such newly issued shares of common stock to the shareholders of the Fund; and (iii) the liquidation and dissolution of the Company in accordance with the applicable law, all as more fully described herein; and

4.	Such other business, including adjournments, as may properly come before the Special Meeting.

Shareholder Record Date for the Special Meeting

The Board of Directors has fixed the close of business on [ ], 2019 as the record date for determining which holders of record that are entitled to notice of, and to vote those shares by proxy or at, the special meeting and at any adjournment or postponement of the special meeting. On the record date, there were [ ] shares of outstanding, held by approximately [ ] holders of record.

Quorum and Voting

Each holder of a whole Share shall be entitled to one vote for each such whole Share, and each holder of a fractional Share shall be entitled to a proportionate fractional vote for each such fractional Share, held in such shareholder’s name on the Record Date.

The presence in-person or by proxy of shareholders of the Fund entitled to cast at least one-third of the votes entitled to be cast shall constitute a quorum. Approval of the Conversion Proposal requires the affirmative vote of the holders of a “majority of the outstanding voting securities” as such term is defined in the 1940 Act, which means the vote, at the Special Meeting of the Fund (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding votes of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding votes of the Fund, whichever is the less. The approval of the Amendment and the Reorganization Proposal, each require the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter. In the event that the necessary quorum to transact business is not obtained or if a quorum is present but sufficient votes to approve the Proposals are not received at the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting, in accordance with applicable law, to permit further solicitation of proxies with respect to the Proposals. The persons named as proxies will vote the proxies including abstentions and proxies containing broker non-votes, if any, in favor of adjournment if they determine additional solicitation is warranted and in the interests of the Fund. The chairman of the Special Meeting may also adjourn the Special Meeting without a shareholder vote.

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The Board of Directors unanimously recommends that shareholders vote “FOR” each of the Proposals.

Expenses and Proxy Solicitation

Solicitation of proxies is being made primarily by the mailing of this proxy statement/prospectus with its enclosures on or about [ ], 2019. In order to obtain the necessary quorum at the Special Meeting, supplementary solicitation may be made by mail, telephone, facsimile or personal interview. Such solicitation may be conducted by, among others, officers and regular employees of the Adviser. Expenses of the preparation of this proxy statement/prospectus and related materials, estimated to be $[ ], including printing and delivery costs, and other expenses related to proxy solicitation, including the tabulation of proxies and voting instructions will be borne by the Adviser or an affiliate. Shareholders whose shares are held by nominees such as brokers can vote their proxies by contacting their respective nominee.

Other Matters

As of the date of this proxy statement/prospectus, the Company is not aware of any other business to be acted on at the special meeting. However, if any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment.

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BACKGROUND AND REASONS FOR THE PROPOSALS

Conversion Proposal

The Conversion Proposal relates to the Company ceasing to be an investment company including, converting its current holdings to cash and cash equivalents, and de-registering as an investment company with the Securities and Exchange Commission (“SEC”) under the 1940 Act.  By voting FOR the Conversion Proposal, you will be agreeing to a plan to operate businesses directly or through companies in which the New Comstock Fund has at least a majority voting interest, and to the Fund seeking approval of the SEC to de-register as an investment company under the 1940 Act.  If the Proposals are approved, it is intended that shares of the New Comstock Fund will trade on a secondary market as a single class of common stock. At this time, it is expected that shares of the New Comstock Fund would be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

Gabelli Funds, LLC, the investment adviser to the Fund (the “Adviser”), explored with the Board various available alternatives, including replacing the current portfolio managers, modifying the Fund’s investment strategy, merging the Fund with another mutual fund in the Adviser’s fund complex, and liquidating and dissolving the Fund. After considering all of the information available to it, the Board determined that continuing the Fund at its current size would not be in the best interest of the Fund and its shareholders. The Board also noted that the Fund had accumulated valuable capital loss carryforwards and that the capital loss carryforwards would be lost if the Fund was liquidated. In addition, the Board also considered merging the Fund with another fund, but in light of the applicable tax rules, a merger would not allow the Fund to take full advantage of the available capital loss carryforwards because the capital loss carryforwards would potentially be restricted in a merger. Accordingly, a merger would be disadvantageous to the Fund’s shareholders. Further, the Board noted that capital loss carryforwards should be utilized for the benefit of the existing Fund shareholders, if possible. Thus, the Board carefully analyzed the Conversion Proposal to change the nature of the Fund’s business from a mutual fund to that of an operating company. The Board took into consideration that under the Conversion Proposal, the Fund may have an opportunity to utilize the accumulated capital loss carryforwards for the benefit of its shareholders. The newly formed Delaware operating company would seek to make investments in one or more operating businesses in which it would hold at least a majority voting interest, and that may provide income or an increase in value, that when sold, may be available to be offset by the accumulated capital loss carryforwards. The Board concluded that such investments may provide an opportunity to generate shareholder value by utilizing the accumulated capital loss carryforwards and would further the interests of Fund shareholders.

In analyzing the Conversion Proposal, the Board took into consideration the fact that if the Fund was to cease operating as a mutual fund, shareholders would no longer have the right to redeem their shares at the then current net asset value. Furthermore, the Adviser to the Fund would no longer manage its assets and the Board would establish a management structure to manage the New Comstock Fund. The Board also considered the fact that even if the Fund was to convert to an operating company, there is no guarantee that the operating company will be able to make acquisitions that would generate sufficient income or realize gains in order to maximize its utilization of the accumulated capital loss carryforwards.

Amendment Proposal

In connection with the Conversion Proposal, the Board considered an amendment (the “Amendment”) to the charter of the Company (the “Company Charter”) to provide for the conversion of all outstanding shares of the Fund into a single new class of common stock. After careful consideration, the Board declared the Amendment of the Company Charter advisable. The following summary of the proposed Amendment does not purport to be complete and is qualified in its entirety by reference to the Articles of Amendment attached hereto as [ ].

Summary of Proposed Charter Amendments

Conversion of Outstanding Shares. The Fund is the only currently outstanding series of the Company and is offered in four classes: Class AAA, Class A, Class C, and Class I. Each class has different costs associated with buying, selling, and holding Fund shares. However, aside from the varying costs associated with each class of shares, the shareholder rights that each class of shares carries are identical. Shareholders of each class are entitled to one vote for each full share held and fractional votes for fractional shares held. All shares of the Fund have equal voting rights and are voted in the aggregate, and not by series or class, unless required otherwise by law. If the Proposals are approved, each outstanding share of each class of the Fund will be converted into a number of shares of a single new class of common stock having the same aggregate net asset value as the net asset value of the converted share.

Reorganization Proposal

The Board considered and approved, on behalf of the Company and the Fund, an Agreement and Plan of Reorganization (the “Plan”) between the Company, on its own behalf and on behalf of the Fund, and the New Comstock

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Fund and the transactions contemplated thereby, including, among other things: (i) the transfer by the Company of all of its net assets to the New Comstock Fund in exchange solely for newly issued shares of common stock and the assumption of all of the liabilities of Company; (ii) the distribution of such newly issued shares of common stock to the shareholders of Fund; and (iii) the liquidation and dissolution of the Company in accordance with applicable law (the “Reorganization”). The form of the Plan is attached hereto as [ ]. The Reorganization will be effected only if the Conversion and the Amendment Proposals are approved by the shareholders and effected by the Board.

Implementation of the Conversion Proposal

De-registration. If the Proposals are approved, the Fund would convert its current holdings to cash and cash equivalents and when less than 40% of the value of the Fund’s total assets (exclusive of government securities and ash) constitute “investment securities” (as defined in Section 3(a)(2) of the 1940 Act), the Fund will file an application with the SEC for a de-registration order. After reviewing the application, the SEC can require the Company and the Fund to supply additional information, which may result in one or more amendments to the application. The SEC can, on its own motion or on the motion of any interested party, order a public hearing on the application. It cannot be stated with certainty whether the SEC will grant the Fund’s application, and it may take several months or longer from the date of filing of the application to obtain a de-registration order.  Until the SEC issues a de-registration order, the Fund will continue to be registered as an investment company and will continue to be restricted by its fundamental investment restrictions. Upon approval by the shareholders and while the request for de-registration is pending with the SEC, the Adviser will manage the portfolio of investments with the objective to preserve capital. The Fund will not accept new investments and will allow redemptions during this period. During this time, the proposed management team, (as identified herein), will begin the process of identifying prospective operating businesses in which to invest to acquire a controlling interest.

After issuance of a de-registration order, the 1940 Act will no longer apply to the Fund’s affairs and its investment objective and investment restrictions will become subject to the discretion of the Board, which will be responsible for determining the investment focus of the New Comstock Fund.

Effects of the De-registration. As a registered investment company, the Fund is subject to extensive regulation under the 1940 Act.  The 1940 Act, among other things:

•	regulates the composition of the Board and requires annual approval by the Board of the investment advisory agreement, distribution agreement and plans of distribution under Rule 12b-1 under the 1940 Act;

•	regulates the capital structure of the Fund by limiting the issuance of senior equity and debt securities and limiting the issuance of stock options, rights, and warrants;

•	prohibits certain transactions between the Fund and affiliated persons, including directors and officers of the Fund or affiliated companies;

•	regulates the issuance of common stock at less than NAV;

•	regulates the form, content, and frequency of financial reports to shareholders;

•	requires the Fund to report its assets at their fair value rather than at cost in financial reports;

•	requires that the Fund file with the SEC periodic reports designed to disclose compliance with the 1940 Act and to present other financial information;

•	prohibits the Fund from changing the nature of its business or fundamental investment policies without the prior approval of its shareholders;

•	prohibits pyramiding of investment companies and the cross ownership of securities;

•	provides for the custody of securities and bonding of certain employees;

•	prohibits voting trusts;

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•	provides that no securities may be issued for services or for property other than cash or securities except as a dividend or a distribution to security holders or in connection with a reorganization;

•	regulates the manner in which repurchases of shares may be effected;

•	regulates plans of reorganization;

•	provides for enforcement by the SEC of the 1940 Act through administrative proceedings and court actions; and

•	creates a right in private persons to bring certain actions in Federal courts to enforce compliance with the 1940 Act. Upon de-registration, the Company would no longer be subject to the foregoing regulations, all of which are designed to protect the interests of the shareholders.

Investment Advisory Agreement. If the Proposals are approved, the Fund ceases to meet the definition of investment company under the 1940 Act, and de-registers as a mutual fund, the investment advisory agreement between the Fund and the Adviser would terminate, and thereafter the New Comstock Fund would be internally managed by its newly appointed executive officers and other new employees or agents.

Becoming an operating company. Upon effectiveness of the de-registration order, the Fund would become an operating company and would reorganize into the New Comstock Fund.  The shares of the New Comstock Fund are expected to be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). It is expected that the New Comstock Fund will not have any reporting obligations nor will be required to issue periodic reports to shareholders under the Securities Exchange Act of 1934, as amended (“1934 Act”), as it should be able to rely on available 1934 Act reporting exemptions.

If the Proposals are approved, shareholders will have fundamentally changed the nature of their investments and their rights will be different from their current rights as shareholders of the Fund. These changes may entail greater risks that could adversely affect the frequency and amount of distributions made to shareholders, the value of the New Comstock Fund’s shares, its regulatory and disclosure obligations, its exposure to interest rate fluctuations and the types and degree of leverage it uses. Additionally, changes will occur as a result of implementation of the Proposals that will affect the financial condition and results of operations of the New Comstock Fund.

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TERMS OF THE REORGANIZATION

What are the shareholders being asked to approve?

Shareholders of the Fund are being asked to approve the Reorganization. If shareholders of the Fund approve the Reorganization, the Reorganization will be consummated shortly after the Company de-registers as an investment company with the SEC (the “Closing Date”).

The Reorganization and the Plan contemplate:

•	the transfer of all of the assets of the Company to the New Comstock Fund in exchange solely for shares of beneficial interest of the New Comstock Fund;
•	the assumption by the New Comstock Fund of all the liabilities of the Company;
•	the distribution to each shareholder of the Fund, in exchange for his or her shares, of the same number of shares of the New Comstock Fund having an aggregate net asset value equal to the aggregate net asset value of the Fund shares held by that shareholder at the close of business on the Closing Date, and the subsequent complete liquidation and dissolution of the Company.

Summary of the Plan

What are the terms and conditions of the Plan?

The terms and conditions under which the Reorganization would be completed are contained in the Plan. The following summary of material terms of the Plan is qualified by reference to the Plan itself, form of which is attached to this proxy statement/prospectus as [ ].

The Plan provides that the New Comstock Fund will acquire all of the assets of the Fund in exchange solely for shares of the New Comstock Fund and assumption of all of the Fund’s liabilities. The Plan further provides that, on or as soon as practicable after the Closing Date, the Fund will distribute those shares to its shareholders and then will liquidate and dissolve.

The number of full and fractional shares of the New Comstock Fund each shareholder will receive in the Reorganization will be equal in value, as calculated at the close of business (4:00 p.m. Eastern Time) on the Closing Date, to the number of full and fractional shares of the Fund a shareholder owns on the Closing Date. After that distribution the Company will take all necessary steps under the MGCL, its governing documents and any other applicable law to effect its liquidation and dissolution.

The Plan may be terminated, and the Reorganization may be abandoned, at any time prior to its consummation, before or after approval by the Fund shareholders, by the Company and the New Comstock Fund’s mutual agreement.  The completion of the Reorganization also is subject to various conditions, including completion of all necessary filings with the SEC; the receipt of all material consents, orders, and permits of federal, state, and local regulatory authorities necessary to consummate the Reorganization; delivery of a legal opinion regarding the federal tax consequences of the Reorganization; and other customary corporate and securities matters. Subject to the satisfaction of those conditions, the Reorganization will take place immediately after the close of business on the Closing Date.  The Plan provides that the Company may waive compliance with any of the conditions set forth therein for its benefit, if such waiver will not have a material adverse effect on the Fund’s shareholders, other than the requirements that (1) the Plan and the transactions contemplated thereby have been duly adopted and approved by the Board, and the Fund’s shareholders at the Meeting and (2) the Company receives an opinion of counsel that the Reorganization will constitute a tax-free reorganization for federal income tax purposes.

What effect will the Reorganization have on the Company and the Fund’s shareholders?

The Board has determined that an operating company formed as a Delaware corporation has advantages over an operating company organized as a Maryland corporation. As a result of these advantages, the Delaware corporate organizational form has been increasingly used by operating companies. In unanimously declaring the Reorganization advisable and approving the Plan and recommending that shareholders of the Fund approve the Reorganization, the Board was provided and evaluated information it reasonably believed necessary to consider the proposed Reorganization. The Board determined that (1) the interests of the Fund’s shareholders would not be diluted as a result of the Reorganization and

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(2) the Reorganization would be in the best interests of the Company and the Fund’s shareholders. Key factors considered by the Board include:

•	Delaware corporate form is preferred for operating companies and would provide more flexibility with respect to the operation of the New Comstock Fund, which should lead to greater operating efficiencies, greater certainty regarding obligations of the New Comstock Fund and its Board, and greater flexibility in structuring shareholder voting rights and shareholder meetings.

•	New Comstock Fund may be able to realize greater operating efficiencies because the Reorganization would permit the New Comstock Fund to operate under uniform, modern and flexible governing documents that would streamline the governance process and should reduce costs associated with governance and compliance monitoring.

•	Currently, the Fund has, and if the Proposals are approved, the New Comstock Fund will have substantial capital loss carryforwards that could translate into significant future tax savings for the shareholders. The Delaware organizational documents are designed to prevent an ownership change from taking place which could limit the Fund’s ability to use the capital loss carryforwards, by limiting the ability of persons to beneficially own more than 4.99% of the Fund’s outstanding shares without the directors’ prior approval.

What effect will the Reorganization have on the Company and the Fund’s shareholders?

Immediately after the Reorganization, shareholders of the Fund will own shares of the New Comstock Fund that are equal in number and in value to the shares of the Fund they held immediately prior to the Closing Date. For example if you currently own 100 shares of the Fund, then immediately at the Closing Date you would own 100 shares of the New Comstock Fund having the same net asset value as your 100 Fund shares. For all practical purposes, your financial investment in the Fund would not change at the Closing Date.

As a result of the Reorganization, shareholders of the Fund, which is a Maryland corporation, will become shareholders of the New Comstock Fund.

What will be the federal income tax consequences of the Reorganization?

As a condition to consummation of the Reorganization, the Fund and the Company will receive an opinion from Paul Hastings LLP substantially to the effect that neither the Fund nor its shareholders will recognize gain or loss as a direct result of the Reorganization. As a general matter, the holding period for, and the aggregate tax basis in, the New Comstock Fund shares a shareholder receives pursuant to the Reorganization will include the holding period for, and will be the same as the aggregate tax basis in, the Fund shares the shareholder holds immediately prior to the Reorganization (provided the shareholder holds the shares as a capital asset on the Closing Date). Also, the New Comstock Fund’s holding period for, and tax basis in, each asset the Fund transfers to it will include the Fund’s holding period for, and be the same as the Fund’s tax basis in, that asset immediately prior to the Reorganization.

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DIVIDEND POLICY

New Comstock Fund is a newly formed company, and has no significant operations. New Comstock Fund will rely primarily on dividends and other distributions from the operating businesses in which it invests, so it may, among other things, pay dividends on its common stock, if and to the extent declared by the Board of Directors. However, at this time, it is expected that the New Comstock Fund will not pay dividends.  Accordingly, shareholders must rely on sales of their shares as the only way to realize a return on their investment and such return may be negative.

In addition, New Comstock Fund may only pay dividends if it has funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing any indebtedness.

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OUR BUSINESS

Overview

We are a Delaware corporation formed for the purpose of acquiring one or more operating businesses. We have not identified any potential initial businesses and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any potential initial businesses.

We will seek to capitalize on the significant experience and contacts of our management team to complete our initial business acquisition. We may pursue our initial business acquisition in any business, industry or geographic location. Following our initial business acquisition, our objective will be to implement or support the acquired business’ growth and operating strategies. We intend to target businesses with growth potential in excess of forecasted market rates at a reasonable price as a platform for further consolidation opportunities and asset build-ups as well as those that are at an inflection point in the evolution of their business models. Our management team intends to focus on prudently implementing advanced information technology and data analytics capabilities in their operations so as to drive growth, realize cost advantages, enhance predictive modelling and result in better corporate decision making.

We believe there are secular trends that will continue to drive opportunities for companies operating in certain industries. We also believe that transformational demographic dynamics, technological advancements and consumer demand and tastes will lead to structural changes, productivity improvements, and growth across a multitude of industries, including our target markets and our target industries. Given our extensive background, experience and network of relationships, we are confident in our ability to find attractive targets. We believe that the complexities of today’s geopolitical environment are growing, and will lead to increasing opportunities. These criteria are not intended to be exhaustive, and we may pursue business acquisitions based on other considerations, factors and criteria that our management team may deem relevant.

Our objective is to consummate our initial business acquisition with such a business and enhance stockholder value by helping it to identify and recruit management, identify and complete additional acquisitions, implement operational improvements, and expand its product offerings and geographic footprint. We intend to utilize our management team’s experience and contacts in our target industries to achieve this objective. We believe many businesses could benefit from access to the public markets but have been unable to do so due to a number of reasons, including the time it takes to conduct a traditional initial public offering, market volatility and pricing uncertainty. We intend to focus on evaluating companies with leading competitive positions, high barriers to entry, enhanced business visibility, resilience and durability across economic cycles, strong management teams, and strong long-term potential for growth and profitability.

We believe that our management team is very well positioned to source, evaluate and execute a transaction that would benefit from their skills. We further believe that our management team is well positioned to identify acquisition opportunities in the marketplace and that our contacts and transaction sources, ranging from owners and directors of private and public companies, family office networks, private equity funds, investment bankers, lenders, attorneys, accountants, and other trusted advisors across various sectors, will allow us to generate attractive acquisition opportunities. Our management team has extensive relevant business and financial experience, a history and record of value creation initiatives, including the execution of mergers, acquisitions and dispositions of companies and assets, and extensive experience involving financial, investment, capital markets, negotiating, restructuring, and governance matters. The multi-disciplinary approach of our management team, renders us as exceptionally capable of executing on our objectives and generating an attractive risk-adjusted return to our shareholders.

The past performance of the members of our management team or their affiliates or employers is not a guarantee that we will be able to identify a suitable candidate for our initial business acquisition or of success with respect to any business acquisition we may consummate. You should not rely on the historical record of the performance of our management team’s members, or any of their affiliates or employers, as indicative of our future performance.

Business Strategy

Our business strategy is to identify and complete our initial business acquisition with a company that complements the experience of our management team and can benefit from our management team’s expertise. Our selection process is expected to leverage our management team’s contacts, which we believe will provide us with access to attractive business acquisition

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opportunities. We believe that the extensive networks of our management team members will deliver access to a broad spectrum of opportunities across certain industries. We intend to target businesses that provide a platform for add-on acquisitions or that are at an inflection point in their growth. Our management team has experience:

•	developing and growing companies, both organically and through acquisitions and investments;
•	evaluating and managing the growth of new products and technologies;
•	implementing operational improvements, including process enhancements;
•	executing complex transactions and operating businesses within complex regulatory environments;
•	fostering relationships with sellers, capital providers, and target management teams;
•	optimizing capital structures; and
•	accessing the capital markets across various business cycles.

Following the completion of the Reorganization, we intend to begin the process of communicating with the network of relationships of our management team and their affiliates to articulate the parameters for our search for a potential target initial business acquisition and begin the process of pursuing and reviewing potential opportunities.

Competitive Strengths

We expect to adhere to a disciplined investment process, which may include (i) utilizing our management team’s relationships to identify businesses in our target industries, (ii) performing rigorous due diligence, and (iii) actively participating post-acquisition through the implementation of operational improvements and growth initiatives. We believe we have the following competitive strengths:

Continuity and Working Relationship of our Management Team. We have a multi-disciplinary approach combining operations, strategy, finance, and investing and have a history of direct engagement with management teams across businesses. We believe the history and experience of our management team will be viewed favorably by target businesses in their implementation of operational, financial, managerial, and strategic initiatives.

Proprietary and Differentiated Sourcing Pipeline.   Our management team (including members of our Board of Directors) has cultivated strong relationships across multiple industries. These relationships include networks from prior investment experience and operating knowledge, relationships with industry executives, corporate management teams and family office networks, and relationships with financial institutions, investment banks, private equity sponsors, business brokers, management consultants and advisors, industry trade organizations, accountants, attorneys, academics and restructuring firms. We expect that the diverse networks of our management team will provide us with a pipeline of acquisition opportunities that would be difficult for others to replicate.

Investing Experience and Rigorous Exploration/Diligence Experience.   We believe that our management’s track record of identifying and sourcing transactions positions us well to appropriately evaluate potential business acquisitions and select a target business that will be well received by the public markets. Although the complexities of the business models and regulatory environments of companies in our target industries may be a barrier for other market participants, our management team has decades of experience in operating within such frameworks. Our management team’s investigative, highly analytical due diligence process is typically supported by third party external advisors. Inherent in our process are coherent risk aggregation and mitigation techniques, which we believe will be well received by the management teams of targets.

Business Selection, Execution and Structuring Capabilities.   Our management team has a disciplined investment culture and due diligence process that we will utilize in selecting a business for potential acquisition. Some factors and business characteristics of target companies that we intend to evaluate include resilience and durability across business cycles, a focus on cash flows, the union of business philosophy and principles with the management of the target, and attractive acquisition entry points, intrinsic valuation and long-term intrinsic value growth. The execution of a business acquisition requires a rigorous approach to due diligence and experience in negotiating and executing complex transactions. We believe that by focusing on such activities, we will be able to generate investment opportunities that have attractive risk/reward profiles based on their business, valuation, and structural elements.

Active Management.   We intend to pursue an active management strategy, employing rigorous diligence of all aspects of a target’s business, formulating specific growth strategies and related compensation policies that ensure alignment with target management, and working with management to identify best practices to improve the financial performance and resilience of

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our business acquisition. Our active approach includes the implementation of post-acquisition strategic initiatives, which may include the development of new market growth strategies, including product/service and/or geographic enhancement, further acquisitions, operational improvements, review of capital allocations policies, and optimization of capital structures. Our management team has a history of active engagement in implementing such measures.

Financial Position and Flexibility.   With funds available for a business acquisition initially in the amount of approximately $16,000,000, we can offer a target business certain options to facilitate a business acquisition and may be able to fund future expansion and growth. However, if a business acquisition requires us to use substantially all of our cash to pay for the purchase price, we may need to arrange third party financing to help fund our business acquisition. Since we have no specific business acquisition under consideration, we have not taken any steps to secure third party financing. Accordingly, our flexibility in structuring a business acquisition may be subject to constraints.

Business Acquisition Criteria

Consistent with our strategy, we have identified the following general criteria and guidelines that we believe are important in evaluating prospective target businesses and in conducting a thorough due diligence review that will encompass, among other activities, meetings with incumbent management and employees, document reviews, and inspection of facilities, as applicable, as well as a review of proprietary and public financial and other information that we will require be made available to us. We intend to develop detailed financial models of our target companies, identifying critical assumptions, and evaluating forecasted business prospects under varying financial scenarios. We intend to use these criteria and guidelines in evaluating acquisition opportunities, but we may decide to enter into our initial business acquisition with a target business that does not meet some or all of these criteria or guidelines.

•	We believe our strategy leverages our management team’s distinctive background and extensive network of industry leaders.
•	We will target businesses that are market leaders, have high barriers to entry and defensible market positions within their industries, have the ability to endure economic downturns, and have attractive financial metrics and/or prospects, where we believe that our industry expertise and relationships can be used to create opportunities for value creation, whether for acquisitions, capital investments in organic growth opportunities, or the generation of greater operating efficiencies.
•	We intend to seek target businesses that have established management teams, but which we believe could benefit from the industry experience and contacts of our management.
•	We will seek to acquire a company that we believe could provide a platform for add-on acquisitions or businesses that are at an inflection point and where additional management depth can improve financial performance. We believe this will be an opportunity to deliver incremental stockholder value post-acquisition.
•	We will seek a target that we believe will benefit from being able to effectively utilize the broader access to capital.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business acquisition may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management team may deem relevant.

Our Acquisition Process and Post-Acquisition Active Management

Our management team encompasses a combination of senior leadership capabilities within multiple disciplines, in-depth diligence and deal flow. Our primary area of focus will be in industries where our management team (including members of our Board of Directors) has a history of investment experience, strong networks, and operational knowledge. The foundation of our approach is to acquire an attractive business and enhance the long-term value of the enterprise.

Sourcing

Our management team has developed deep and longstanding relationships across multiple industries. These relationships include networks from prior investment experience and operating knowledge, relationships with industry executives, corporate management teams, and family office networks, and relationships with financial institutions, investment banks, private equity sponsors, business brokers, management consultants and advisors, industry trade organizations, accountants, attorneys, academics and restructuring firms. We believe that these relationships will drive substantial proprietary

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deal flow and insight on acquisition opportunities. Our management team will seek opportunities where it will be a value-added partner to target companies, their owners and their respective managements in connection with their unique situations.

Due Diligence

Once an acquisition target is identified, we intend to undertake a rigorous due diligence process. The diligence process includes a thorough review of industry dynamics, competitive landscape, company visits, and review of business models, operating performance, and working capital, customer and supplier dialogues, industry trade show attendance, off balance sheet assets and liabilities, the depth of the target’s management team, and their incentives, review of capital structure and lending arrangements, and a thorough examination of legal, regulatory, tax and environmental matters. As part of our diligence process, consultants, third party experts, and legal and financial advisors may be utilized. The results and findings of this investment analysis are compiled for review in the determination of business selection.

Business Selection

Some of factors and business characteristics of companies that we intend to evaluate include resilience and durability across business cycles, a focus on cash flows, the union of business philosophy and principles with the management of the target, a determination of attractive acquisition entry points, intrinsic valuation, and long-term intrinsic value growth.

Execution

Once due diligence of an acquisition opportunity is complete and a target has been selected for acquisition, our management team expects to utilize creative, yet careful, deal structuring and negotiation. Our management team may hire third-party professionals, including financial and legal advisors and consultants to assist in the negotiation and execution of purchase agreements and credit agreements and legal and regulatory filings.

Post-Acquisition Active Management

We intend to engage in an active approach to implement initiatives to continue to unlock value and increase stockholder value following the consummation of a business acquisition. Our management team has a track record of engagement and continual dialogue with the management teams of acquired businesses, including a continual assessment of the industry and competitors, the evaluation of potential avenues for growth (both organic and inorganic), the implementation of cost and process improvements, the enhancement of management teams where there may be a gap, the alignment of interests of management teams through incentive plans, the assessment of potential changes to resources, and capital allocation policies, the continual assessment of the capital structure, and assistance in capital market transactions as well as any other elements that will enhance the long-term strategic intrinsic value of the enterprise.

Lack of Business Diversification

For an indefinite period of time after consummation of our initial business acquisition, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business acquisitions with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By consummating our initial business acquisition with only a single entity, our lack of diversification may:

•	subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business acquisition, and
•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our initial business acquisition with that business, our assessment of the target business’ management may not prove to be correct. The future role of members of our management team, if any, in the target business cannot presently be stated with any certainty. Consequently, members of our management team may not become a part of the target’s management team, and the future management may not have the necessary skills, qualifications or abilities to manage

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the company. Moreover, members of our management team may not have significant experience or knowledge relating to the operations of the particular target business.

Following our initial business acquisition, we may seek to recruit additional managers to supplement the incumbent management of the target business. We may not have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Time to Complete Business Acquisition

If, within three years following the closing date of the Reorganization, the New Comstock Fund cannot invest at least 75% of its net asset value in operating businesses, the New Comstock Fund will be liquidated and the net proceeds will be distributed to the shareholders.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business acquisitions directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses may be limited by our available financial resources.

If we succeed in effecting a business acquisition, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business acquisition, we will have the resources or ability to compete effectively.

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POLICY WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending, and certain other activities of the New Comstock Fund. These policies will be determined and periodically thereafter reviewed and revised by the Board of Directors without notice to, or a vote of, the shareholders of New Comstock Fund.

Dividend Policy

See the section entitled “Dividend Policy.”

Investment Policy

Investments in Operating Businesses. We will conduct all of our investment activities by investing in operating businesses. Our overall investment objectives are to provide attractive returns for our shareholders through maximizing the value of operating businesses with cash flow growth potential. We will seek to employ what we believe to be a disciplined, opportunistic acquisition strategy with a focus on undervalued operating businesses. We have not established a specific policy regarding the relative priority of our investment objectives.

If we acquire additional operating businesses, we intend to consider the benefits of diversification by geography, type of business operator and asset type but not be limited to any concentration (geography, operator, or asset type). We do not have a specific policy as to the amount or percentage of our assets, which will be invested in any specific business.

We expect to pursue our investment objectives through the ownership of operating businesses but may also make investments in other entities, including joint ventures, if we determine that by doing so would be the most effective means of raising capital. We intend to make investments in such a way as to not be treated as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

From time to time, we may make investments or agree to terms that support the objectives of the companies in which we invest without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire businesses otherwise unavailable to our competition. We believe these dynamics should create long-term, sustainable relationships and, in turn, profitability for us.

Lending Policy

We do not have a policy limiting our ability to make loans to other persons. For example, we may make secured or unsecured loans to operators to support working capital needs or to finance certain activities which we believe will maximize the value of a business. We may choose to guarantee the debt of third parties. We do not currently intend to engage in any significant lending activities. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act. However, the Board of Directors may adopt a lending policy without notice to, or the vote of, our shareholders.

Other Policies

We may, but do not presently intend to, make investments other than as previously described. For instance, we may offer shares of common stock or other equity or debt securities in exchange for an ownership stake in an operating business. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act.

Reports to Shareholders

It is expected that shares of the New Comstock Fund will be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). It is expected that the New Comstock Fund will not have any reporting obligations nor will be required to issue periodic reports to shareholders under the Securities Exchange Act of 1934, as amended (the “1934 Act”). New Comstock Fund will also be required to hold annual meetings of shareholders for the election of directors.

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REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

[To come by Amendment]

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THE NEW COMSTOCK FUND BALANCE SHEET

[To Come By Amendment]

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THE NEW COMSTOCK FUND NOTES TO BALANCE SHEET

Organization and Proposed Business Operation

The New Comstock Fund, Inc. (“New Comstock Fund”) was incorporated on February 26, 2019, under the laws of the State of Delaware and is authorized to issue 5,000 shares of no par value common stock.

Prior to the Reorganization, the New Comstock Fund will conduct no business other than incidental to the Reorganization. In the Reorganization, the Company will merge with and into the New Comstock Fund. Upon effectiveness of the Reorganization, the outstanding shares of the Company common stock will be converted into the same number of shares of New Comstock Fund common stock. The New Comstock Fund will, by virtue of the Reorganization, directly or indirectly, own all of the assets, and liabilities, formerly owned by the Company.

Also prior to the effective time of the Reorganization, the New Comstock Fund articles of incorporation will be amended and restated. The resulting Charter will include ownership restrictions on the New Comstock Fund common stock.

Summary of Significant Accounting Polices

Cash and Cash Equivalents

New Comstock Fund considers all unrestricted short-term investments with original maturities less than three months, which are readily convertible into cash, to be cash equivalents.

Estimates and Other Accounting Policies

The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported results of operations during the reporting period. Examples of significant estimates include allowance for doubtful accounts, deferred tax valuation allowance, fair value of employee and nonemployee stock based awards, valuation of goodwill and other long-lived assets, and cash flow projections. Actual results could differ materially from those estimates.

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MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a newly formed company for the purpose of acquiring one or more operating businesses. We have not identified any operating business target and we have not, nor has anyone on our behalf, initiated any substantive business discussions, directly or indirectly, with any business target. We intend to effectuate acquisition of operating businesses using cash that we will receive following the Reorganization. It is anticipated that following the closing of the Reorganization, the we will have approximately $16 million in net assets for purposes of effectuating acquisitions of operating businesses. We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete initial acquisitions will be successful.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for the Reorganization. Following the Reorganization, we will not generate any operating revenues until after a successful completion of the initial acquisition. We will generate non-operating income in the form of interest income on cash and cash equivalents after this offering. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. After the Reorganization, we expect to incur increased expenses for due diligence expenses. We expect our shares to be quoted on the OTC Bulletin Board and in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). It is expected that we will not have any reporting obligations nor will be required to issue periodic reports to shareholders under the 1934 Act, as we should be able to rely on available 1934 Act reporting exemptions. However, there are no guarantees that we will be able to rely on the applicable 1934 Act reporting exemptions. If we are not able to rely on the available exemptions, we will be subject to the 1934 Act reporting and costs associated therewith.

Liquidity and Capital Resources

To date, we have had limited liquidity needs, as we are primarily a shell company, formed for the purpose of the Reorganization. To the extent liquidity needs arise between now and the closing of the Reorganization, we expect to rely on Gabelli Funds LLC to provide the necessary capital resources, through the private sale of our shares to Gabelli Funds LLC. We do not, however, expect that any material liquidity needs to arise between the effective date of this registration statement and the closing of the Reorganization.

Following the Reorganization, we intend to use substantially all the assets transferred to us in the Reorganization, including any amounts representing interest earned on such assets (which interest shall be net of taxes payable by us), to acquire a target business or businesses and to pay our expenses relating thereto. We may withdraw interest to pay taxes. We estimate our annual franchise tax obligations, based on the number of shares of our common stock authorized and outstanding after the completion of this offering, to be $[ ].  Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. To the extent that our capital stock is used in whole or in part as consideration to effect an acquisition, the remaining proceeds as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products.

We believe that following the closing of the Reorganization, approximately $150,000 will be necessary for us to operate for at least twelve months following the closing of the Reorganization. Over this time period, we will be using these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business acquisition.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial acquisitions is less than

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the actual amount necessary to do so, we may have insufficient funds available to operate our business. Moreover, we may need to obtain additional financing either to consummate our initial acquisition, in which case we may issue additional securities or incur debt. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of an applicable business acquisition. Following our initial business acquisition, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. As of the date of this prospectus, we have not completed an assessment of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business acquisition and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business acquisition may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;
•	reconciliation of accounts;
•	proper recording of expenses and liabilities in the period to which they relate;
•	evidence of internal review and approval of accounting transactions;
•	documentation of processes, assumptions and conclusions underlying significant estimates; and
•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expense in meeting any applicable reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively also may take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Related Party Transactions

Prior to the closing of the Reorganization, we will have approximately $1,000.00 attributable to the private sale of our initial shares to Gabelli Funds LLC.

Our sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business acquisition.

We do not believe we will need to raise additional funds following the Reorganization in order to meet the expenditures required for operating our business. However, in order to finance transaction costs in connection with an intended initial business acquisition, our officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial business acquisition does not close, we may use a portion of the working capital to repay such loaned amounts. Such loans would be evidenced by promissory notes. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Quantitative and Qualitative Disclosures about Market Risk

As of the date of this prospectus, we do not have any market risk.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of the date of this prospectus, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this prospectus as we have conducted no operations to date.

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DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of the New Comstock Fund common stock, as will be set forth in the Charter and the Bylaws, which will govern the rights of common stock, if the Proposals are approved. A copy of the form of the Charter and the form of the Bylaws is attached as [ ] and [ ] to this proxy statement/prospectus, respectively. While we believe that the following description covers the material terms of capital stock, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire proxy statement/prospectus, the Charter and the Bylaws and the other documents we refer to for a more complete understanding of capital stock following the completion of the Reorganization.

Authorized Capital

The Charter will authorize New Comstock Fund to issue up to [ ] shares, no par value per share, consisting of [ ] shares of common stock.

New Comstock Fund Common Stock

Please see Comparison of Rights of Shareholders of Comstock Funds Inc. and the New Comstock Fund, Inc. for a full description of the New Comstock Fund Common Stock common stock.

Ownership Restrictions

Currently, the Company has, and if the Proposals are approved, the New Comstock Fund will have substantial capital loss carryforwards under Section 1212 of the Code from previous taxable years to offset future capital gains. These capital loss carryforwards will be significant assets of the New Comstock Fund, which will succeed to the capital loss carryforwards if the Reorganization is approved and consummated, that could translate into significant future tax savings for the New Comstock Fund and its shareholders.  However, Sections 382 and 383 of the Code (collectively, “Section 382”) would limit the New Comstock Fund’s ability to use the capital loss carryforwards fully if it experienced an “ownership change.”  To reduce the risk of that occurring, the Delaware Organizational Documents contain provisions that are designed to prevent an ownership change from taking place without the directors’ prior approval by limiting the ability of persons to beneficially own more than 4.99% of the outstanding shares.  These provisions, however, could have an anti-takeover effect, or limit the ability of certain shareholders to influence management of the New Comstock Fund.

How will the Share Limitation allow the New Comstock Fund to take advantage of the Capital Loss Carryforwards?

To the extent the New Comstock Fund realizes capital gains in the future on the sale of its investments or receives capital gain dividends from its investments, the capital loss carryforwards would be available to offset those gains dollar-for-dollar for federal income tax purposes until the capital loss carryforwards are used or expire.  This offset would permit the New Comstock Fund to retain those capital gains and compound its net asset value growth on a tax-deferred basis, which could lead to higher annual after-tax returns.

As of April 30, 2018, the Company had $166,969,280 of capital loss carryforwards, of which $129,727,004 may be carried forward indefinitely, and $37,242,276 is available through fiscal year ending April 30, 2019.  If the New Comstock Fund were to experience an ownership change, that could significantly defer or eliminate its ability to utilize the capital loss carryforwards, cause it to recognize net capital gains that is not offset by capital loss carryforwards sooner, and cause some of the capital loss carryforwards to expire unused.

If the Proposals are approved, the New Comstock Fund will have capital loss carryforwards enumerated in the preceding paragraph available for its current taxable year.  While it is impossible to predict with any accuracy the reduction in the amount of the New Comstock Fund’s capital gains that could be offset by the capital loss carryforwards if an ownership change were to take place, the directors believe that such impact could potentially be significant. The Share Limitations are designed to prevent an ownership change so the New Comstock Fund can preserve the advantage of the capital loss carryforwards.

What constitutes an “ownership change”?

The rules of Section 382 for determining whether an ownership change has occurred are very complex and are beyond the scope of this summary discussion.  Generally, as relevant here, an “ownership change” will occur when one or more shareholders, each of whom directly or indirectly (through application of certain constructive ownership rules) owns 5% or more of the shares, increase its/their aggregate ownership of shares by more than 50 percentage points over the lowest

37

percentage of shares it/they owned at any time during the previous three years.  (For these purposes, the ownership, or lack thereof, of shares of the Company, as the “predecessor,” is taken into account, so references below in this section to ownership of the New Comstock Fund’s shares include ownership of Company’s shares.)

For example, a single investor’s acquiring 50.1% of the shares within a three-year period would result in an ownership change.  Similarly, if ten persons, none of whom previously owned any shares, each acquired slightly over 5% of the shares within a three-year period (resulting in their collectively owning more than 50% thereof), the New Comstock Fund would experience an ownership change.

How will the provisions of the New Comstock Fund’s organizational documents prevent an ownership change?

The Delaware Organizational Documents generally will restrict any person from attempting to purchase or otherwise acquire (an “Acquisition”), without the Board’s prior approval, any direct or indirect interest in the shares (or, if issued in the future, options, warrants, or other rights to acquire shares or securities convertible or exchangeable into them), if the Acquisition would either (1) cause the person to own (within the meaning of Section 382) more than 4.99% of the shares (any such person being referred to as a “Restricted Holder,” and such shares greater than 4.99% being referred to as “Excess Shares”) or (2) increase the percentage of the shares a Restricted Holder owns.  For purposes of determining the existence and identity of, and the amount of shares owned by, any shareholder, the New Comstock Fund is entitled to rely conclusively on, in addition to its actual knowledge of the ownership of its shares, the existence and absence of filings of Schedules 13D and 13G (or any similar schedules) as of any date.

In seeking to more effectively enforce the foregoing acquisition restrictions, the Delaware Organizational Documents also provide that a Restricted Holder will be required, prior to the date of any proposed Acquisition of Excess Shares, to request in writing (a “Request”) that the Board of Directors review and authorize the proposed Acquisition.  Any determination made by the Board of Directors whether to authorize a proposed Acquisition of Excess Shares will be made in their sole discretion and judgment.  Any person who makes a Request will be required to reimburse the New Comstock Fund for all reasonable costs and expenses incurred in making that determination.

The Delaware Organizational Documents provide that any Acquisition attempted to be made in violation of the Share Limitations will be null and void ab initio to the fullest extent permitted by law and contains detailed terms that seek to achieve that result.  They also provide that any person who knowingly violates the Share Limitations, or any persons in the same control group with such a person, shall be liable for, and shall indemnify and hold harmless against, any and all damages suffered as a result of the violation, including damages resulting from a reduction in or elimination of the ability to use the capital loss carryforwards and attorneys’ and auditors’ fees incurred in connection with such violation.

Will there be a risk of an ownership change even with the Share Limitations?

Although the Share Limitations are intended to reduce the likelihood of an ownership change, ownership change cannot be eliminated, for reasons including the following:

•	the Board of Directors can permit a transfer to a Restricted Holder that results or contributes to an ownership change if the Board determines that the transfer is in the best interests of the corporation, in light of factors it considers in its discretion.

•	a court could find that part or all of the Share Limitations are not enforceable, either in general or as to a particular fact situation. Delaware state law places restrictions on Delaware corporations’ ability to implement limitations on share ownership and transfers. Further, it is possible that part or all of the Share Limitations could be challenged under other applicable law. Thus there can be no assurances that the Share Limitations will be enforceable under all circumstances.

•	Despite the Share Limitations, there would still remain a risk that certain changes in relationships among shareholders or other events would cause an ownership change.

In light of these factors and others, the Share Limitations serve to reduce, but do not necessarily eliminate, the risk that an ownership change will not occur.  Moreover, there can be no assurances that upon audit, the Internal Revenue Service would agree that all of the capital loss carryforwards are allowable.

38

Will the Board of Directors have the power to waive or modify the Share Limitations?

As mentioned above, the directors may approve an Acquisition that would otherwise violate the Share Limitations.  In addition, they are authorized to adopt a written resolution to eliminate or change the Share Limitations, modify the allowable percentage ownership interest, or modify any of the terms and conditions of the Share Limitations without shareholder approval.  The directors will not adopt such a resolution unless (1) they conclude that (a) such action is reasonably necessary or advisable to preserve the capital loss carryforwards and (b) the continuation of the affected terms and conditions relating to Share Limitations are no longer reasonably necessary for that purpose and (2) their conclusion is based on the advice of counsel.

What is the potential anti-takeover effect of the Share Limitations?

Shareholders should be aware that the Share Limitations may have an anti-takeover effect because they are designed to restrict the ability of a person or group to accumulate more than 4.99% of the shares and a Restricted Holder’s ability to acquire more than that percentage of shares.  Although the Share Limitations are intended as a measure to preserve and protect the capital loss carryforwards, those limitations may have the effect of impeding or discouraging a merger, tender offer, or proxy contest, even if such a transaction may be favorable to the interests of some or all of the shareholders, or otherwise limit the ability of certain shareholders to influence the management of the corporation.  That might prevent shareholders from realizing an opportunity to sell all or part of their shares at a premium over prevailing market prices.

As discussed above, however, the Share Limitations will permit the Board of Directors to grant a waiver that could permit a person to exceed the ownership limit.  Moreover, to the extent the Share Limitations act as an anti-takeover provision, they may provide benefits consistent with existing anti-takeover provisions, such as potentially requiring persons seeking control of the New Comstock Fund to negotiate with the directors regarding the price to be paid and facilitating the continuity of the investment objectives and policies.

39

COMPARISON OF RIGHTS OF SHAREHOLDERS OF THE COMPANY AND NEW COMSTOCK FUND

Due to the differences between the laws governing a Maryland corporation and a Delaware corporation, as well as the differences between the Company Charter, the Bylaws of the Company (the ‘Company Bylaws” and together with the Company Charter, the Maryland Organizational Documents”) the proposed Certificate of Incorporation for the New Comstock Fund (“Delaware Charter”) and the proposed Bylaws of the New Comstock Fund (the “Delaware Bylaws” and together with the Delaware Charter, the “Delaware Organizational Documents”), the Reorganization will effect some changes in the rights of shareholders. Summarized below is a comparison of significant rights of shareholders before and after the Reorganization.

The summary below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences between Delaware General Corporation Law (the “DGCL”) and the Delaware Organizational Documents, on the one hand, and the Maryland General Corporation Law (the “MGCL”) and the Maryland Organizational Documents, on the other hand.

	Maryland	Delaware
Name/Corporate Structure:

The Company is a Maryland corporation registered under the 1940 Act as an open-end management investment company. The Fund is the sole series of the Company.

The rights of the shareholders of the Company are governed by the 1940 Act, the MGCL and the Maryland Organizational Documents.

New Comstock Fund, Inc. (the “Company”)

Purpose and Powers:	The Maryland Charter currently provides that the Company is formed to conduct and carry on the business of an investment company, among other things.	The Delaware Charter provides that the New Comstock Fund is formed to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Delaware as not or hereinafter in force.

Authorized Capital Stock:

The Company Charter authorizes the Company to issue up to 1,000,000,000 shares consisting of 1,000,000,000 shares of common stock, par value $.001 per share. The common stock is classified and designated as follows:

•     500,000,000 shares of Comstock Capital Value Fund Class A Common Stock

•     125,000,000 shares of Comstock Capital Value Fund Class B Common Stock

•     125,000,000 shares of Comstock Capital Value Fund Class C Common Stock

•     125,000,000 shares of

The Delaware Charter will authorize a specified number of shares, par value $0.001 per share, of which a specified number of shares will be designated as common stock, and a specified number of shares designated as preferred stock.

40

	Maryland	Delaware
Comstock Capital Value Fund Class I Common Stock • 125,000,000 shares of Comstock Capital Value Fund Class AAA Common Stock
Classification and Issuance of Stock

As permitted under the MGCL, the Company Charter authorizes the Board, without shareholder approval, to classify and reclassify any unissued shares of stock into other classes or series of stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption or other provisions as may be fixed by the Board.

In addition, the Company Charter authorizes the Board (without shareholder approval) to authorize the issuance from time to time of shares of stock of any class or series.

The board of an open-end investment company may increase or decrease the aggregate number of shares of stock that a company has authority to issue without action by the shareholders.

The Board of Directors of the New Comstock Fund (the “Delaware Board”) is authorized to cause the New Comstock Fund to issue preferred stock from time to time in such series and with such designations and the powers, preferences and rights, and the qualifications, limitations and restrictions as may be fixed by the Delaware Board.

Ownership of Assets:	The assets and liabilities and the income and expenses of each series or class of the Company’s stock is determined separately from those of each other series or class of the Company’s stock.	Under the DGCL all of the assets will be owned by the Company.

Shareholder Voting Rights:	On each matter submitted to a vote of the shareholders of the Company or the Fund, each holder of a class common stock of the Fund, and of any other class of stock created with respect to the Fund, is entitled to one vote for each such share irrespective of class thereof. All holders of such shares vote as a single class with the holders of the other shares of the Company; provided, however, that if voting by class or fund is required by the 1940 Act or Maryland law as to any such matter, those requirements shall apply, and provided further, however, that,

Under the Delaware Charter, each holder of common stock will be entitled to one vote for each share held on all matters submitted to a vote of shareholders.

Under the Delaware Charter, the holders of preferred stock will not be entitled to vote on any matter excepts as required by law or by the provisions of the Delaware Charter (including any certificate of designation with respect to series of preferred stock).

41

	Maryland	Delaware
except as otherwise required by law, only the holders of shares of the class or classes or fund affected are entitled to vote and such holders have the exclusive right to vote thereon.

Number and Classification of Directors:	The Maryland Organizational Documents do not provide for the classification of the Board. The Maryland Organizational Documents provide that the number of directors shall be set by the Board, but shall not be fewer than the minimum number of directors required by law, which is one, nor more than twelve, and each director shall serve until his or her successor shall have been elected and shall have qualified, or until his or her death, or until he or she shall have resigned or have been removed.	The Delaware Charter provides that the directors will be divided into three classes, designated Class I, Class II and Class III. Class I, Class II and Class III directors will serve until the first, second and third, annual meeting, respectively, after the common stock is first publicly traded and, thereafter for a three-year term and until his or her successor shall be elected and qualified or earlier resignation or removed from office. Except with respect to directors elected by the holders of preferred stock, the number of directors shall be determined exclusively by resolution of the Board of Directors.

Removal of Directors:	The shareholders may remove any director, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast generally for the election of directors.	Under the Delaware Organizational Documents, a director may be removed only for cause by the holders of at least 66 2/3% of the outstanding shares of capital stock then entitled to vote at an election of directors.

Special Meetings of Shareholders:	The Board, the chairman, the vice-chairman or the president may call special meetings of shareholders. Additionally, the Company Bylaws provide a special meeting of shareholders to act on any matter that may properly be considered at a meeting of shareholders must also be called by the Company’s secretary upon the written request of the shareholders entitled to cast at least 25% of all the votes entitled to be cast on such matter at the meeting.	Under the Delaware Bylaws, a special meeting of shareholders of a corporation may be called by the Board.

Annual Meeting of Shareholders:	The Company is not required to hold annual meetings of shareholders in any year in which the election of directors is not required to be acted upon under the 1940 Act.

An annual meeting of the New Comstock Fund’s shareholders must be held at the date, time and place, or may instead be held solely by means of remote communication, as may be designated by the New Comstock Fund.

Shareholder Action by Written Consent:	Under the MGCL, holders of common stock may take action only at an annual or special meeting of shareholders or by unanimous	Under the DGCL, unless otherwise specified in the certificate of incorporation, corporate action without a meeting of shareholders of

42

	Maryland	Delaware
written consent in lieu of a meeting unless the charter provides for a lesser percentage. The Company Charter does not provide for a lesser percentage.

a corporation upon the written consent of the holders of that number of shares necessary to authorize the proposed corporate action being taken is permitted.

The Delaware Charter provides that any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Quorum of Shareholders:	The presence in person or by proxy of the holders of one-third of the shares of stock of the Company entitled to vote shall constitute a quorum at any meeting of the shareholders, except with respect to any matter which by law requires the approval of one or more classes of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of all classes entitled to vote on the matter shall constitute a quorum.	Under the Delaware Bylaws, the holders of a majority in voting power of the shares outstanding and entitled to vote at a shareholders meeting, present in person or represented by proxy, will constitute a quorum.

Advance Notice Procedures of Shareholder Proposal or Director Nomination:	None.	A stockholder entitled to vote at an annual meeting may request business to be brought before that meeting and may nominate a person for election as a director, in each case, by providing written notice as set forth in the Delaware Bylaws to the Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided that in the event that the date of the meeting is advanced by more than 30 days or delayed by more than 70 days from than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received no earlier than the close of business on

43

	Maryland	Delaware
the 120 days prior to the date of such annual meeting and not later than 90 days prior to the date of such annual meeting or, 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Business Combinations with Interested Shareholders:	As an open-end investment company, the Company is not subject to the Maryland Business Combination Act.

Section 203 of the DGCL applies to Delaware corporations that have a class of voting that is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders.

Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation may not engage in any business combination with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:

(1)   prior to such time, the Board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer); or

(3)  on or subsequent to such time, the business combination is approved by the Board of Directors and by the affirmative vote at an annual or special meeting, and not by written consent, of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

44

	Maryland	Delaware

Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and (b) the affiliates and associates of any such person.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Mergers and Acquisitions:	Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the Board of Directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Company Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter. An open-end investment company may transfer all of its assets without a shareholder vote in certain circumstances.

Under the DGCL, generally, a merger, consolidation, sale of all or substantially all of a corporation’s assets (other than to a wholly owned subsidiary) or dissolution must be approved by the corporation’s Board of Directors and a majority in voting power of the outstanding shares entitled to vote.

The Delaware Organizational Documents do not specify an additional voting power requirement with respect to the foregoing matters.

Charter Amendments:	Amendments to the Company Charter generally require the approval of the Board of Directors and at least a majority of the votes	The DGCL generally provides that a corporation may amend its certificate of incorporation upon the adoption of a resolution setting forth

45

	Maryland	Delaware
entitled to be cast by shareholders. The Board may amend the Company Charter to change the name of the Company, or change the designation or par value of shares, without shareholder approval.

the proposed amendment by the Board of Directors and thereafter by the affirmative vote of holders of a majority in voting power of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides for a different vote of the shareholders.

The Delaware Charter provides that amendments to the provisions relating to amendments to the Delaware Charter and Bylaws, the Board of Directors, director liability and consent of shareholders require a vote of at least 66 2/3% in voting power of the outstanding shares entitled to vote thereon.

Certain amendments, such as an amendment to change the name of the corporation, only requires a vote of the Board of Directors, unless the certificate of incorporation provides otherwise.

Bylaw Amendments:	The Bylaws may be amended or repealed by the affirmative vote of a majority of the entire Board at any regular or special meeting of the Board, subject to the requirements of the 1940 Act, provided, however, that no amendment of the Bylaws shall affect any right of any person under Article VI of the Bylaws based on any event, omission or proceeding prior to the amendment.

Under the DGCL, directors may amend the bylaws of a corporation only if such right is expressly conferred upon the directors in its certificate of incorporation.

The Delaware Charter confers that right upon the Board of Directors.

Under the DGCL, the shareholders also have the right to amend the bylaws.

The Delaware Charter provides that the Delaware Bylaws may be amended by the vote of holders of 66 2/3% in voting power of the outstanding voting power of the shares of capital stock entitled to vote thereon.

Dividends/Distributions:	The MGCL permits the Board to make any distribution authorized by the Board unless, after the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company total assets would be less than the sum of its total liabilities, plus, unless the charter provides otherwise, the amount that would be needed if the corporation were dissolved at the	Under the Delaware Organizational Documents, dividends on common stock may be declared by the Board and are subject to any preferential dividend or other rights of any then outstanding preferred stock and to the requirements of applicable law.

46

	Maryland	Delaware
time of the distribution to satisfy senior liquidation preferences.

Limitation of Director Liability; Indemnification of Directors and Officers:

The Company Charter provides for the limitation of liability of directors and officers to the fullest extent permitted by the MGCL and that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL. As required by the 1940 Act, the Company Charter also states that no provision of the Company Charter shall be effective to protect or purport to protect any director or officer of the Company against any liability to the Company or its security holders to which the director would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the director’s or officer’s office.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is

The DGCL permits a provision of the certificate of incorporation that eliminates the liability of a director for monetary damages for breach of fiduciary duty, except for liability:

(1)  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

(2)  for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

(3)  under Section 174 of the DGCL; or

(4)  for any transaction from which the director derived any improper personal benefit.

The Delaware Charter limits the liability of our directors in accordance with the DGCL.

The DGCL provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation

47

	Maryland	Delaware
established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

The DGCL further authorizes a corporation to pay expense (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

The Delaware Bylaws provides for indemnification and advancement of expenses for directors and officers to the fullest extent permitted by law, subject to limited exceptions.

Share Redemption and Repurchase:	The Company Charter, as is customary for mutual funds, provides for the redemption of shares at the option of shareholders under certain circumstances and the redemption of shares at the option of	Under the DGCL, a corporation may purchase or redeem its own shares of capital stock, except when the capital of the corporation is impaired or when such purchase or redemption would cause any

48

	Maryland	Delaware
	the Company under certain circumstances and provides procedures for such redemptions.	impairment of the capital of the corporation.

Shareholders’ Right to Inspect Books and Records:	Any shareholder of the Company or his agent may inspect and copy during the Company’s usual business hours the Company’s Bylaws, minutes of the proceedings of its shareholders, annual statements of its affairs and voting trust agreements on file at its principal office.	The DGCL provides that any stockholder, in person or by attorney or other agent may demand under oath stating the purpose thereof to inspect for any purpose, the corporation’s stock ledger, a list of its shareholders and its other books and records and a subsidiary’s books and records in certain circumstances.

Appraisal and Dissenters Rights:	Shareholders of an open-end investment company generally do not have appraisal rights if the value placed on the shares in the transaction is its net asset value.

Under the DGCL, shareholders have appraisal rights in the event of certain mergers or consolidations. These rights include the right to dissent from voting to approve such corporate action, and demand fair value for the shares of the dissenting stockholder.

If a proposed corporate action creating appraisal rights is submitted to a vote at a stockholder meeting, a stockholder who wishes to assert appraisal rights must:

(1)  deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effected;

(2)  not vote his shares in favor of the proposed action; and

(3) otherwise follow the procedures set forth in the DGCL to perfect appraisal rights.

If the appraisal rights are properly perfected, an appraisal action properly filed and appraisal rights are not withdrawn or otherwise lost, the Court of Chancery of the State will determine the fair value of the shares subject to the appraisal proceeding.

Restrictions on Acquisition of Shares:	None.

The Delaware Organizational Documents contain provisions that restrict a person from becoming an owner of greater than 4.99% of the company’s shares (“beneficial owner”).

The Delaware Organizational Documents provide that any transfer

49

	Maryland	Delaware
of shares that would further increase percentage of shares already owned by a beneficial owner will be null and void, with certain exceptions.

Exclusive Forum:	None	The Delaware Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, , other employee or stockholder of the Company to the Company or the Company's shareholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, this Delaware Charter or the Delaware Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the U.S. federal income tax consequences of the Reorganization and the U.S. federal income tax considerations generally applicable to an investment in New Comstock Fund stock by a U.S. person. For purposes of this section under the heading “Material United States Federal Income Tax Considerations,” references to “New Comstock Fund” “we,” “our” and “us” mean only New Comstock Fund. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is for general information only and is not tax advice. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as a nominee

•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

For purposes of this summary, a “U.S. person” means a beneficial owner of New Comstock Fund stock that is, for U.S. federal income tax purposes, (a) an individual who is a citizen of the United States or is treated as a resident of the United States, (b) a corporation (or other entity taxable as a corporation) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. person” means a beneficial owner of New Comstock Fund stock that is not a U.S. person.

This summary assumes that investors will hold their stock as a capital asset, which generally means as property held for investment.

The tax consequences to any particular shareholder of holding our stock will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and

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other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our stock.

Taxation of the Reorganization

The Reorganization of the Company with and into New Comstock Fund is intended to qualify as a tax-free reorganization under section 368(a)(1)(F) of the Code, and the U.S. federal income tax consequences summarized below assume that the Reorganization will so qualify.

Prior to the effectiveness of this registration statement, we will have received an opinion of our tax counsel to the effect that the Reorganization will be treated for U. S. federal income tax purposes as a reorganization under section 368(a)(1)(F) of the Code and that each of the Company and New Comstock Fund is a party to a reorganization within the meaning of section 368(b) of the Code. The opinion of tax counsel is conditioned upon the accuracy, as of the date hereof and as of the effective date of the Reorganization, of fact-based representations and covenants made by our management and are subject to the conditions, limitations, and qualifications referenced below and in the opinion. The opinion of tax counsel represents only the view of tax counsel based on tax counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including that the Reorganization will be effected as described in this registration statement. The opinion is expressed as of the date issued. Tax counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Neither the Company nor New Comstock Fund will recognize gain or loss as a result of the Reorganization. Company shareholders will not recognize gain or loss upon the exchange of shares for New Comstock Fund common stock. The initial tax basis of the New Comstock Fund common stock received by a shareholder pursuant to the Reorganization will be equal to such shareholder’s adjusted tax basis in the shares of Company common stock being exchanged pursuant to the Reorganization. The holding period of New Comstock Fund common stock received by a shareholder pursuant to the Reorganization will include the shareholder’s holding period with respect to the shares of the Company common stock being exchanged pursuant to the Reorganization.

Taxation as a C-corporation

If the Proposals are approved, the Company would cease to be taxed as a RIC and instead would be taxed as a C-corporation.

If taxed as a C-corporation for federal income tax purposes, the Company’s total net income would be subject to federal taxation at the corporate level at the current federal tax rate of 21%. To the extent that such income is distributed to shareholders, these distributions may also be subject to taxation at the shareholder level as ordinary income (generally, dividends; however, distributions would be taxed at the long-term capital gains rate if such distributions constitute “qualified dividend income” as defined in the Code and certain holding periods and other requirements are met) or as long-term capital gains (if a return of capital exceeds the shareholder’s tax basis on shares held for longer than one year) and the New Comstock Fund gets no deduction for such distributions. In addition, once the Company ceases to be taxed as a RIC, it may become subject to certain state and local taxes to which it is not currently subject.

In addition, as a RIC, the Fund is required to distribute substantially all of its income each year to shareholders. After the Fund ceases to be taxed as a RIC, it will no longer be subject to this requirement, and the determination of whether to make distributions, if any, to shareholders will be made by the Board. Although no determination has yet been made as to the New Comstock Fund’s distribution policy, in the event the Proposals are approved, it is likely that the Board will determine that all of the New Comstock Fund’s working capital is required for its operations and that, accordingly, no distributions should be

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made for the foreseeable future. In that event, and for so long as such policy is in place, shareholders would receive no current income from their investment in the New Comstock Fund.

Upon a sale or exchange of shares of New Comstock Fund, a shareholder will realize a taxable gain or loss depending upon the basis in the shares. Such gain or loss will be long term if a shareholder’s holding period for the shares is more than twelve months.

Tax on Net Investment Income

U.S. investors who are individuals, estates or trusts and whose income exceeds certain thresholds are subject to a 3.8% federal tax on their “net investment income,” which includes dividends received from New Comstock Fund and capital gains from the sale or other disposition of New Comstock Fund stock.

Backup Withholding

New Comstock Fund generally will be required to withhold U.S. federal income tax at the current rate of 24% on all taxable distributions payable to shareholders who fail to provide their correct taxpayer identification number or Social Security number, or who fail to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the shareholder’s U.S. federal income tax liability if proper documentation is properly and timely filed.

2017 Tax Act

The 2017 Tax Act made many changes to tax law. The exact impact that the 2017 Tax Act will have on New Comstock Fund and on each prospective investor is uncertain. Further changes to tax law could be made and many Treasury regulations are expected to be promulgated with respect to the 2017 Tax Act which could have unexpected effects on the tax treatment of an investment in New Comstock Fund, including potentially with retroactive effect. Among the many changes, the 2017 Tax Act reduced the federal corporate income tax rate to 21% and included a new provision that requires certain accrual method taxpayers to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. Prospective investors should consult with their tax advisors regarding the impact of the 2017 Tax Act.

Non-U.S. Investors

Non-U.S. persons investing in New Comstock Fund may be subject to U.S. tax rules that differ significantly from those summarized above, including the likelihood that dividends distributed to them will be subject to withholding of U.S. tax at a rate of 30% (or a lower treaty rate, if applicable), or that distributions may be subject to withholding of U.S. tax at a rate of 30% in the case of certain non-U.S. entities that fail to satisfy applicable reporting and certification requirements regarding their owners and/or account holders. Under proposed Treasury regulations, which may be relied upon by taxpayers until final regulations are published, there is no FATCA withholding on gross proceeds from a sale or disposition of New Comstock Fund shares (see FATCA, below).

The Foreign Account Tax Compliance Act (“FATCA”)

A 30% withholding tax on distributions by New Comstock Fund generally applies if paid to a foreign entity unless: (i) if the foreign entity is a “foreign financial institution,” it undertakes certain due diligence, reporting, withholding and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” it identifies certain of its U.S. investors or (iii) the foreign entity is otherwise excepted under FATCA. If required under the rules above, and subject to any applicable intergovernmental agreements, withholding under FATCA applies generally with respect to distributions from New Comstock Fund. Under proposed Treasury regulations, which may be relied upon by taxpayers until final regulations are published, there

53

is no FATCA withholding on gross proceeds from a sale or disposition of New Comstock Fund shares. If withholding is required under FATCA on a payment related to your shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefits of such exemption or reduction. New Comstock Fund will not pay any additional amounts in respect to amounts withheld under FATCA. You should consult your tax advisor regarding the effect of FATCA based on your individual circumstances.

Tax-Exempt Investors

U.S. tax-exempt entities generally are not subject to income taxation except on their unrelated business taxable income (“UBTI”). UBTI is generally defined as gross income from a trade or business regularly carried on by a tax-exempt entity that is unrelated to its tax-exempt purpose less the deductions directly connected with that trade or business. Income with respect to debt-financed property is treated as UBTI and thus is also taxable. For this purpose, debt-financed property includes any property held to produce income with respect to which there is “acquisition indebtedness,” unless the use of the property is substantially related to the organization's tax-exempt purpose.

Subject to the discussion above regarding debt-financed property, UBTI generally does not include, among other types of income, dividends or gain from the sale or exchange of property (other than property held for sale in the ordinary course of a trade or business).

TAX-EXEMPT INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING ALL ASPECTS OF UBTI AND AN INVESTMENT IN NEW COMSTOCK FUND.

State and Local Tax Considerations

The foregoing discussion does not address the state and local tax considerations of an investment in New Comstock Fund. Prospective investors are urged to consult their own tax advisors regarding those matters and all other tax aspects of an investment in New Comstock Fund.

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CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Proposed Directors if the Proposals are approved

Mario J. Gabelli has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of GAMCO Investors, Inc. (“GAMCO”) since November 1999. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the Company and its affiliates (“Gabelli Funds”). Mr. Gabelli also serves as the Chief Executive Officer and Chief Investment Officer of the Value Team of GAMCO Asset Management Inc., the Company’s wholly-owned subsidiary. Mr. Gabelli has served as Executive Chairman of Associated Capital Group, Inc. (“Associated Capital”) since May 2015 and previously served as the Chief Executive Officer of Associated Capital from May 2015 until November 2016. Associated Capital is a public company containing the alternative investment management business, institutional research services business and certain cash and other assets that were spun-off from the Company in November 2015. Mr. Gabelli served as portfolio manager for Teton Advisors, Inc. (“Teton”) from 1998 to February 2017. Since March 1, 2017, GAMCO serves as a subadvisor to Teton, and Mr. Gabelli serves as portfolio manager under that subadvisory agreement. Teton is an asset management company which was spun-off from GAMCO in March 2009. Mr. Gabelli has served as Chairman of LICT Corporation (“LICT”), a public company engaged in broadband transport and other communications services, from 2004 to the present and has been the Chief Executive Officer of LICT since December 2010. He has also served as a director of CIBL, Inc., a public holding company that was spun off from LICT in 2007, from 2007 to the present, and as the Chairman of Morgan Group Holding Co., a public holding company, from 2001 to the present. Mr. Gabelli was the Chief Executive Officer of Morgan Group Holding Co. from 2001 to November 2012. He served as a director of ICTC Group, Inc., a rural telephone company serving southeastern North Dakota from July 2013 to October 2018. In addition, Mr. Gabelli is the Chief Executive Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”), a private company which owns a majority of our Class B Stock through an intermediate subsidiary, GGCP Holdings, LLC (“Holdings”), and the President of MJG Associates, Inc. (“MJG Associates”), which acts as an investment manager of various investment funds and other accounts. Mr. Gabelli serves as Overseer of the Columbia University Graduate School of Business and as a Trustee of Boston College and Trustee of Roger Williams University. He also serves as Director of The Winston Churchill Foundation, The E. L. Wiegand Foundation, The American-Italian Cancer Foundation and The Foundation for Italian Art & Culture. He is also Chairman of the Gabelli Foundation, Inc., a Nevada private charitable trust. Mr. Gabelli also serves as Co-President of Field Point Park Association, Inc.

Marc Gabelli is an executive and director of several of Associated Capital Group, Inc.’s (“AC”) affiliated operating businesses. Mr. Gabelli served as President of AC from its formation until November 2016 and as a director since May 2017. He also served as a director of GAMCO Investors, Inc. from November 2014 until May 2016, the period prior to AC’s NYSE listing. Mr. Gabelli has served as President of AC’s control parent company GGCP since 1999, and as a director of GGCP, Inc. since 1994. Mr. Gabelli is also Executive Chairman of Teton Advisors, Inc. since January 2019, is Chairman of The LGL Group, Inc. since 2004, a director of LICT since March 2017, and Managing Member of Commonwealth Management Partners LLC since 2008. Internationally, Mr. Gabelli is Chief Executive Officer of Gabelli Securities International Ltd. since 1994, Chief Executive Officer of Gabelli Securities International (UK) Ltd. since 2011, Managing Partner of Horizon Research of New Delhi India since 2013, Director and Managing Partner of Swiss based GAMA Funds Holdings GmbH since 2009. He is also Chairman and Chief Executive of Gabelli & Partners Italia S.r.L, and Gabelli Value for Italy S.p.A., a Milan stock exchange listed special purpose acquisition corporation since 2018. As a fund manager, his focus is global value investments with portfolio assignments including alternative and traditional asset management. He manages the group’s investment companies trading on the London Stock Exchange. He has managed several Morningstar five star mutual funds, and a Lipper #1 ranked global equity mutual fund. In corporate matters, he helped GAMCO’s initial public offering and the subsequent formation of the company. He built the hedge fund platform of the Company’s wholly-owned subsidiary, Gabelli & Partners, LLC, and expanded the business internationally, opening the GAMCO London and Tokyo offices. Marc is active in a variety of charitable educational efforts in the United States, Europe and the United Kingdom. He has lived and worked in the U.K. at various times, beginning in 1990 while at Lehman Brothers International. He holds an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management, and a B.A. from Boston College. Marc Gabelli is a son of Mario J. Gabelli.

Christopher J. Marangi is a Managing Director and Co-Chief Investment Officer of GAMCO Investor, Inc.’s Value team and a portfolio manager of several funds and a director within the Gabelli/GAMCO Fund Complex. He joined Gabelli Funds, LLC in 2003 as a research analyst covering the media and entertainment and business services sectors. Previously, he evaluated and executed private equity investments at Wellspring Capital Management. Prior to that, he was an investment

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banker with J.P. Morgan & Co. Mr. Marangi is a graduate magna cum laude of Williams College and holds an M.B.A. from Columbia University Graduate School of Business.

Proposed Officers if the Proposals are approved

Francis J. Conroy served as Associated Capital Group, Inc.’s Interim Chief Financial Officer from November 2017 to March 2019. He has also served as Special Assistant to the Chief Executive Officer of GGCP since June 2017 and as its Secretary since March 2018. Previously, Mr. Conroy served as the Chief Operating Officer of KKR Prisma (formerly known as Prisma Capital Partners LP) from its inception in 2004 to 2016. At KKR Prisma, he was a member of its Investment Committee and served as Chief Compliance Officer from 2004 to 2011. For the prior five years, he was the chief financial officer of Mezzacappa Management LLC, a registered investment adviser that manages fund-of-funds. Mr. Conroy has also held positions with Lazard Frères & Co. LLC, McKinsey & Company, Inc., Catalyst Energy Corporation and Arthur Andersen & Co. He is a certified public accountant and holds a B.S. from Fordham University and an M.B.A. from Harvard Business School.

Kevin Handwerker has served as Executive Vice President, General Counsel and Secretary of GAMCO Investors, Inc. since November 2013. December 2015. Mr. Handwerker has also served as Executive Vice President, General Counsel and Secretary of Associated Capital Group, Inc since December 2015. Mr. Handwerker was Managing Director at Neuberger Berman LLC from 2000 through October 2013. Previously, Mr. Handwerker held senior positions in National Financial Partners Corp. and J.P. Morgan Investment Management Inc. He began his law career at Shearman & Sterling LLP, representing financial institutions and other entities in public and private financings, mergers and acquisitions and merchant banking transactions. Mr. Handwerker received his J.D. from Fordham University School of Law after earning his B.S. in Accounting, summa cum laude, from the State University of New York at Albany.

Directors — Leadership Structure and Oversight Responsibilities

If the Proposals are approved, the Company ceases to meet the definition of investment company under the 1940 Act, and de-registers as a mutual fund, Board leadership structure and the standing committees will be reconstituted in light of the rules and regulations applicable to an operating company.

Director and Officer Compensation

If the Proposals are approved, and the company is successful in de-registering as a mutual fund, the Directors and officers affiliated with GAMCO Investors, Inc., Associated Capital and its affiliates will not receive any compensation from the New Comstock Fund.

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DIRECTOR AND OFFICER COMPENSATION

The Directors and officers will not receive any compensation from the New Comstock Fund.

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LEGAL MATTERS

The validity of the shares of New Comstock Fund common stock to be issued to the holders of the Company, pursuant to the Reorganization will be passed upon [ ] and certain tax matters will be passed upon for us by [ ].

EXPERTS

The balance sheet of the New Comstock Fund as of March 31, 2019, has been included herein in reliance upon the report of [ ], independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus constitutes a proxy statement of the Company and a prospectus of New Comstock Fund, which is part of the registration statement on Form S-4 filed by New Comstock Fund to register with the SEC the New Comstock Fund common stock that holders of the Fund shares will receive in connection with the Reorganization if the Plan is approved and the Reorganization is completed. The registration statement, including the exhibits thereto, contains additional information about New Comstock Fund and the Company.

The Company files with the SEC annual, and semi-annual reports, prospectus and statement of additional information, and other information with the SEC. The Company’s filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company’s SEC filings are also available through website at www.gabelli.com. No information in, or that can be accessed through, Company’s website is incorporated by reference into this proxy statement/prospectus, and no such information should be considered as part of this proxy statement/prospectus. New Comstock Fund is a newly formed entity and is not currently required to file any report with the SEC or any other U.S. regulatory agency.

You can also obtain any of these documents or filings, upon written or oral request and without charge, if you call us at 800-GABELLI (800-422-3554).

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SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

The following table furnishes information as of [ ], as to shares of the Company’s common stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the common stock; (ii) each of directors named executive officers each of whom will serve as the directors and executive officers of the New Comstock Fund after the Reorganization; and (iii) the Company’s directors and executive officers as a group. As of the Record Date, there were [ ] shares of common stock outstanding.

[To be provided by amendment]

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ADDITIONAL INFORMATION

Quorum and Voting

Each holder of a whole Share shall be entitled to one vote for each such whole Share, and each holder of a fractional Share shall be entitled to a proportionate fractional vote for each such fractional Share, held in such shareholder’s name on the Record Date.

The presence in-person or by proxy of shareholders of the Fund entitled to cast at least one-third of the votes entitled to be cast shall constitute a quorum. Approval of the Conversion Proposal requires the affirmative vote of the holders of a “majority of the outstanding voting securities” as such term is defined in the 1940 Act, which means the vote, at the Special Meeting of the Fund (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding votes of the Fund are present or represented by proxy; or (b) of more than 50% of the outstanding votes of the Fund, whichever is the less. The approval of the Amendment and the Reorganization Proposal, each require the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter. In the event that the necessary quorum to transact business is not obtained or if a quorum is present but sufficient votes to approve the Proposals are not received at the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting, in accordance with applicable law, to permit further solicitation of proxies with respect to the Proposals. The persons named as proxies will vote the proxies including abstentions and proxies containing broker non-votes, if any, in favor of adjournment if they determine additional solicitation is warranted and in the interests of the Fund. The chairman of the Special Meeting may also adjourn the Special Meeting without a shareholder vote.

Voting Instruction Process

Submission of Voting Instructions. Shareholders have three options for submitting voting instructions:

1.          Internet—the enclosed proxy card includes directions for shareholders to cast their votes via the Internet at a website designed for this purpose. The required control number is printed on each shareholder’s proxy card. Shareholders who cast their votes via the Internet do not need to mail their proxy card.

2.          Telephone—the enclosed proxy card includes directions for shareholders to cast their votes over the telephone. The toll-free telephone number and required control number are printed on each shareholder’s proxy card. Shareholders who cast their votes over the telephone do not need to mail their proxy card.

3.          Mail—shareholders may cast their votes by executing the enclosed proxy card and mailing it in the envelope provided. The envelope is addressed for your convenience and needs no postage if mailed in the United States.

The Fund encourages shareholders to vote via the Internet or by telephone. Votes cast via the Internet or over the telephone are recorded immediately and there is no risk that postal delays will cause a proxy card to arrive late and therefore not be counted. A shareholder may revoke a proxy at any time prior to its exercise at the Special Meeting by (1) submitting to the Fund a subsequently executed proxy, (2) delivering to the Fund a written notice of revocation (addressed to the Secretary of the Fund at the principal executive office of the Fund at the address shown at the beginning of this proxy statement/prospectus) or (3) otherwise giving notice of revocation at the Special Meeting. Merely attending the Special Meeting, however, will not revoke any previously executed proxy. Unless revoked, all valid and executed proxies will be voted in accordance with the specifications thereon or, in the absence of such specifications, for approval of the Proposals.

Broker-dealer firms holding shares of the Fund in “street name” for the benefit of their customers and clients will request the instructions of such customers and clients on how to vote their Shares with respect to the Proposals before the Special Meeting. The New York Stock Exchange (the “NYSE”) takes the position that a broker-dealer that is a member of the NYSE and that has not received instructions from a customer or client prior to the date specified in the broker-dealer firm’s request for voting instructions may not vote such customer’s or client’s Shares with respect to approval of the Proposals. A signed proxy card or other authorization by a beneficial owner of Shares that does not specify how the beneficial owner’s Shares should be voted on the proposal will be deemed an instruction to vote such Shares in favor of the Proposals.

If you hold Shares of the Fund through a bank or other financial institution or intermediary (called a service agent) that has entered into a service agreement with the Fund or the distributor of the Fund, the service agent may be the record holder of your Shares. At the Special Meeting, a service agent will vote Shares for which it receives instructions from its customers in accordance with those instructions. A signed proxy card or other authorization by a shareholder that does not specify how the shareholder’s Shares should be voted on a Proposal will be deemed an instruction to vote such Shares in

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favor of the Proposal. Depending on its policies, applicable law or contractual or other restrictions, a service agent may be permitted to vote Shares with respect to which it has not received specific voting instructions from its customers. In those cases, the service agent may, but may not be required to, vote such Shares in the same proportion as those Shares for which the service agent has received voting instructions.

If you beneficially own Shares that are held in “street name” through a broker-dealer or that are held of record by a service agent, and if you do not give specific voting instructions for your Shares, they may not be voted at all or, as described above, they may be voted in a manner that you may not intend. Therefore, you are strongly encouraged to give your broker-dealer or service agent specific instructions as to how you want your Shares to be voted.

Photographic identification will be required for admission to the Special Meeting.

Expenses and Proxy Solicitation

The solicitation of proxies is being made primarily by the mailing of this proxy statement/prospectus with its enclosures on or about [ ], 2019. In order to obtain the necessary quorum at the Special Meeting, supplementary solicitation may be made by mail, telephone, facsimile or personal interview. Such solicitation may be conducted by, among others, officers of the Company and/or the Adviser and its affiliates. Expenses of the preparation of this proxy statement/prospectus and related materials, estimated to be $[ ], including printing and delivery costs, and other expenses related to proxy solicitation, including the tabulation of proxies and voting instructions will be borne by the Adviser or an affiliate. Shareholders whose shares are held by nominees such as brokers can vote their proxies by contacting their respective nominee.

Shareholder Communications

The Board provides for shareholders to send written communications to the Board via regular mail. Written communications to the Board, or to an individual Director, should be sent to the attention of the Secretary at the address of the principal executive office. All such communications received by the Secretary shall be promptly forwarded to the individual Director to whom they are addressed or to the full Board, as applicable. If a communication does not indicate a specific Director, it will be sent to the lead independent Director for further distribution as deemed appropriate by such persons. The Board may further develop and refine this process as deemed necessary or desirable.

Shareholder Proposal for Subsequent Meetings

The Fund is not required to hold regular annual meetings of shareholders but will hold special meetings of shareholders when, in the judgment of the Board, it is necessary or desirable to submit matters for a shareholder vote. Any shareholder who wishes to submit a proposal to be considered at a meeting of the Fund’s shareholders should send such proposal to the Fund’s Secretary at One Corporate Center, Rye, New York 10380-1422. Any such proposal must be received in a reasonable time before the proxy solicitation for that meeting is made. Shareholder proposals that are submitted in a timely manner will be provided to Board members for their consideration but not necessarily be included in the Fund’s proxy materials. Inclusion of such proposals is subject to limitations under the federal securities laws. If the Proposals are approved and the Company and the Fund de-register under the 1940 Act, then the newly formed Delaware corporation will be required to hold annual meetings of shareholders to elect directors.

Householding

To avoid sending duplicate copies of materials to households, the Fund mails only one copy of the report to shareholders having the same last name and address on the Fund’s records. The consolidation of these mailings benefits the Fund through reduced mailing expenses. If a shareholder wants to receive multiple copies of these materials or to receive only one copy in the future, the shareholder should contact the Fund at the address and phone number set forth above.

Other Matters to Come Before the Special Meeting

The Board of Directors is not aware of any matters that will be presented for action at the Special Meeting other than the matters described in this proxy statement/prospectus. No other business will be presented for consideration at the Special Meeting other than the matters set forth in this proxy statement and the accompanying Notice of Special Meeting of Shareholders. In accordance with the MGCL, business transacted at the Special Meeting will be limited to those matters set forth in notice of the meeting.

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AGREEMENT AND PLAN OF REORGANIZATION

[Note: To be attached]

i

New Comstock Fund Bylaws

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the registrant’s amended and restated bylaws, none of the registrant’s directors will be liable to the registrant or its shareholders for monetary damages for a breach of fiduciary duty. In addition, the registrant’s amended and restated certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the registrant’s request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, the registrant’s amended and restated bylaws provide that such indemnification must be provided to directors and officers, and further provide that the registrant may purchase and maintain insurance on the registrant’s own behalf and on behalf of any other person who is or was a director, officer or agent of the registrant or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 21. Exhibits and Financial Statement Schedules

(a)	See Exhibit Index.

(b)	Not applicable.

(c)	Not applicable.

Item 22. Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)          The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(e)          The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(g)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of April, 2019.

By:	/s/ Francis J. Conroy
Francis J. Conroy
Chief Financial Officer

Date: April 15, 2019

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below nominates, constitutes and appoints Francis J. Conroy (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any and all capacities, to make, execute and sign all amendments and supplements to the Registration Statement on Form S-4 under the Securities Act of 1933 of the New Comstock Fund, Inc., and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of beneficial interest, of the New Comstock Fund, Inc., and any and all amendments and supplements to such Registration Statement, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the undersigned person himself might or could do.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis J. Conroy Francis J. Conroy	Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2019

/s/ Kevin Handwerker* Kevin Handwerker	Vice President	April 15, 2019

/s/ Mario J. Gabelli* Mario Gabelli	Director	April 15, 2019

/s/ Marc Gabelli* Marc Gabelli	Director	April 15, 2019
/s/ Christopher Marangi*
Christopher Marangi	Director	April 15, 2019

*By:	/s/ Francis J. Conroy
Francis J. Conroy
Attorney-in-Fact

Exhibit Index

Exhibits
2.1	Agreement and Plan of Reorganization, attached as [ ] to the proxy statement/prospectus that forms part of this Registration Statement and is incorporated herein by reference*

3.2	Bylaws of New Comstock Fund, Inc., attached as [ ] to the proxy statement/prospectus that forms part of this Registration Statement and is incorporated herein by reference*

5.1	Opinion of [ ], regarding the validity of the securities being registered*

8.1	Opinion of Paul Hastings LLP, regarding certain U.S. federal income tax matters*

23.1	Consent of [ ]*

23.2	Consent of [ ]*

24.1	Power of Attorney

99.1	Form of Proxy Card*

* To be filed via pre-effective amendment